Exhibit 4.19

SEDAR+ Version

SHARE PURCHASE AGREEMENT

AMONG:

CIZZLE BRANDS CORPORATION

- and -

CIZZLE BRANDS ACQUISITION INC.

- and -

RI FLOW SUB LLC

DATED AS OF

DECEMBER 23, 2025

Page

Article 1 INTERPRETATION	2

1.1	Defined Terms	2
1.2	Knowledge	12
1.3	Schedules and Disclosure Letters	13
1.4	Currency	13
1.5	Interpretation Not Affected by Headings or Party Drafting	13
1.6	Certain Terms and References	13
1.7	Number and Gender	13
1.8	Statutes	13

Article 2 PURCHASE AND SALE TERMS	14

2.1	Purchase and Sale	14
2.2	Purchase Price	14
2.3	Estimate of Purchase Price	14
2.4	Payment of Purchase Price	14
2.5	Final Closing Certificate	15
2.6	Purchase Price Adjustment Process	16

Article 3 REPRESENTATIONS AND WARRANTIES OF THE VENDOR	16

3.1	Corporate Status and Extra-Provincial Registrations of the Corporation	16
3.2	Corporate Authorization and Approval	16
3.3	Execution and Binding Obligation	17
3.4	No Conflict with Constating Documents, Authorizations and Laws	17
3.5	No Conflict with Contracts	17
3.6	Required Authorizations and Required Consents	17
3.7	Authorized and Issued Capital	18
3.8	No Other Purchase Agreements or Commitments for Securities	18
3.9	Shareholders' Agreements, etc.	18
3.10	Subsidiaries and Other Interests	18
3.11	Partnerships and Joint Ventures	18
3.12	No Undisclosed Liabilities	19
3.13	Financial Statements	19
3.14	No Undisclosed Indebtedness	19
3.15	Bank Accounts and Safety Deposit Boxes	19
3.16	Conduct of Business in the Ordinary Course	19
3.17	Authorizations	21
3.18	Compliance with Laws	22
3.19	Compliance with Anti-Corruption Laws	22
3.20	Compliance with Anti-Money Laundering Laws	22
3.21	Compliance with Export Controls and Economic Sanctions Laws	22
3.22	Title to Assets	22
3.23	No Other Purchase Agreements or Commitments for Assets	23
3.24	Leases of Personal Property	23
3.25	Leases of Real Property	23
3.26	Owned Real Properties	24
3.27	Material Contracts	24
3.28	Material Contracts in Good Standing	26
3.29	Change of Control	26
3.30	Intellectual Property	26
3.31	Employees	28

Page

3.32	Contractors	28
3.33	Employment Agreements	28
3.34	Labour and Employment Matters	29
3.35	Employee Benefit and Pension Plans	30
3.36	Tax Matters	32
3.37	Environmental Matters	34
3.38	Customers and Suppliers	34
3.39	Warranties and Claims	34
3.40	Inventory	35
3.41	Litigation	35
3.42	Insurance	35
3.43	Privacy Laws and Transactional Personal Information	36
3.44	Non-Arm's Length Matters	36
3.45	No Solvency or Reorganization Proceedings	36
3.46	Brokerage and Finder's Fees	36
3.47	Authority and Approval of Vendor	36
3.48	Execution and Binding Obligation of Vendor	37
3.49	Required Authorizations and Consents of Vendor	37
3.50	Vendor's Ownership of Purchased Shares	37
3.51	No Conflict with Constating Documents, Contracts, Authorizations and Laws	37
3.52	No Other Agreements to Purchase from Vendor	37

Article 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES	38

4.1	Corporate Status and Authorization and Approval	38
4.2	Execution and Binding Obligation	38
4.3	No Conflict with Constating Documents, Authorizations, Contracts and Laws	38
4.4	Brokerage and Finder's Fees	39
4.5	Investment Canada Act	39
4.6	Solvency	39
4.7	No Side Letters	39

Article 5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	40

5.1	Survival of Representations and Warranties of the Vendor	40
5.2	Survival of Representations and Warranties of the Purchaser Parties	40
5.3	Fraud	40

Article 6 POST-CLOSING COVENANTS OF THE PARTIES	41

6.1	Confidentiality	41
6.2	Corporate Name	41
6.3	Preparation of Financial Statements	41
6.4	[Redacted – Confidential Information]	42
6.5	Tax Matters	42
6.6	Delivery of Amendments	44
6.7	[Redacted – Commercially Sensitive Information]	44
6.8	Survival	44

Article 7 CLOSING PROCESS AND DELIVERABLES	44

7.1	Pre-Closing Reorganization	44
7.2	Date, Time and Place of Closing	44
7.3	Closing Conditions and Deliverables	45

Page

Article 8 INDEMNIFICATION	46

8.1	Indemnity by the Vendor	46
8.2	Indemnity by the Purchaser Parties	47
8.3	Limitations to Indemnity	48
8.4	Other Limitations on Liability	48
8.5	Notification of Indemnity Claims	49
8.6	Indemnification Procedure for Direct Claims	49
8.7	Indemnification Procedure for Third Party Claims	50
8.8	Tax Treatment	51
8.9	Limitation Periods	52
8.10	Agency for Non-Parties	52

Article 9 GENERAL PROVISIONS	52

9.1	Announcements	52
9.2	Further Assurances	52
9.3	Governing Law	52
9.4	Dispute Resolution and Submission to Jurisdiction	53
9.5	Time of the Essence	53
9.6	Exclusive Remedy; Limited Exceptions	53
9.7	No Refund or Restitution Upon Enforcement of Security	53
9.8	Notices	54
9.9	Counterparts and Electronic Signatures	55
9.10	Expenses	55
9.11	Set-Off	56
9.12	Successors and Assigns	56
9.13	Third-Party Beneficiaries	56
9.14	No Recourse Against Non-Parties	56
9.15	Entire Agreement	57
9.16	Waiver	57
9.17	Amendments	57
9.18	Severability	57
9.19	Independent Advice	57
9.20	Non-Merger	57

SHARE PURCHASE AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of December 23, 2025,

AMONG:

RI FLOW SUB LLC, a limited liability company formed under the laws of the State of Delaware

(the "Vendor")

AND:

CIZZLE BRANDS ACQUISITION INC., a body corporate incorporated under the federal laws Canada

(the "Purchaser")

AND:

CIZZLE BRANDS CORPORATION, a body corporate incorporated under the laws of the Province of British Columbia

(the "Purchaser Parent")

RECITALS:

A.	the Purchaser Parent indirectly owns all of the issued and outstanding shares in the capital of the Purchaser;

B.	the Vendor is the registered and beneficial owner of all of the issued and outstanding shares in the capital of Flow Water Inc. (the "Corporation"), which it indirectly acquired pursuant to a reverse vesting order granted on the RVO Date (as defined below), in its capacity as senior secured lender, and has owned and operated the Corporation only since the RVO Date;

C.	the Corporation is in the business of co-packaging and production services for third parties in respect of beverages (the "Business");

D.	prior to the date of this Agreement, the Vendor completed the Pre-Closing Reorganization (as defined below) pursuant to which the Excluded Assets (as defined below) previously held by the Corporation were transferred to one or more Affiliates of the Vendor;

E.	the Purchaser wishes to purchase from the Vendor, and the Vendor wishes to sell to the Purchaser, the Purchased Shares (as defined below) on the terms and conditions set out in this Agreement (the "Acquisition");

F.	the Purchased Shares relate solely to the Corporation as constituted following the Pre-Closing Reorganization;

G.	a portion of the Purchase Price (as defined below) will be satisfied by a VTB Note (as defined below), [Redacted – Confidential Information], and Purchaser Parent has agreed to grant a first ranking security interest in favour of the Vendor over, among other things, all of the shares in capital of 17550154 Canada Inc., the entity that holds all of the issued and outstanding shares of the Purchaser, pursuant to and in accordance with the terms of the Pledge Agreement (as defined below) securing repayment of the VTB Note and to grant a guarantee pursuant to the Limited Recourse Guarantee (as defined below); and

H.	the Purchaser Parent has obtained commitments for the Acquisition Financing (as defined below), which, together with the VTB Note and a cash payment by the Purchaser Parties, will finance the Purchase Price payable at Closing.

NOW THEREFORE, in consideration of the respective covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties (as defined below) agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

Whenever used in this Agreement or the Disclosure Letters, the following terms have the following meanings:

"Acquisition" has the meaning set out in Recital E;

"Acquisition Financing" means the third-party debt financing arranged by the Purchaser Parties in connection with the funding of the non-VTB Note portion of the Purchase Price at Closing.

"Affiliate" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person, and for the purpose of this definition, "control" (including the correlative meanings, "controlled by" or "under common control") means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise;

"Agreement" has the meaning set out on the first page of this Agreement;

"Ancillary Agreements" means, collectively, the VTB Note, the Manufacturing Services Agreement, the Pledge Agreement, the Limited Recourse Guarantee, the Transition Services Agreement, the D&O Release, and the Mutual Release;

"Anti-Corruption Laws" means: (a) the Corruption of Foreign Public Officials Act (Canada); (b) the Foreign Corrupt Practices Act of 1977 of the United States of America; (c) the Organisation for Economic Co-operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; and (d) such other anti-corruption or anti-bribery laws, regulations or requirements applicable to the Corporation;

"Anti-Money Laundering Laws" means the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority to which the Corporation is subject, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada);

"Arm's Length" has the meaning set out in the Tax Act;

"Assets" means all of the Corporation's property and assets of every nature and kind, wherever located, including, except as disclosed in the Disclosure Letter, [Redacted – Commercially Sensitive Information], but for greater certainty excludes the Excluded Assets;

"Authorization" means, with respect to any Person, any order, certificate, approval, consent, waiver, license, permit, registration, clearance, qualifications or similar authorization of or by any Governmental Authority having jurisdiction over such Person;

"Benefit Plans" means all plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded, registered or unregistered) sponsored, provided, maintained or contributed to by the Corporation for the benefit of any employees, directors, officers or contractors (and former employees, directors, officers, or contractors) or their spouses, beneficiaries or dependents, or, in respect of which the Corporation is a party to, is obligated to contribute to, participates in or has any actual or potential liability for or obligations under, or pursuant to which payments are made or benefits are provided to, or an entitlement to benefits may arise to any such Persons, including:

(a)	any Pension Plan (including any multi-employer plan), supplemental pension or any other plan providing retirement income, any "retirement compensation arrangement" as defined in the Tax Act, or any group registered retirement savings plan;

(b)	any compensation or incentive compensation, bonus, deferred compensation, profit-sharing, commission, stock option, stock appreciation rights, phantom stock, share purchase or other equity incentive, change of control, retention bonus, severance or termination pay plan or agreement as evidenced by any executed offer letters or said agreements; and

(c)	any health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, salary continuation, vacation, sick leave, death or survivor benefit, education assistance, mortgage assistance, employee loan or other taxable benefits;

and any other similar plans, programs, agreements or arrangements, except that the term "Benefit Plans" will not include any statutory plans with which the Corporation is required to comply, including the Canada Pension Plan, Québec Pension Plan and plans administered under applicable provincial health tax, workers' compensation, workplace health and safety insurance and employment insurance legislation;

[Redacted – Commercially Sensitive Information];

"Business" has the meaning set out in Recital B;

"Business Day" means any day other than a day which is a Saturday, a Sunday or a day on which banks in Toronto, Ontario are generally not open for business;

"Cash" means (a) the aggregate actual cash balances (net of any bank overdrafts), as adjusted for any deposits, transfers or payments in transit, any outstanding cheques and any other proper reconciling items, of the Corporation, plus (b) the aggregate cash equivalents (including marketable securities and short-term investments) of the Corporation;

"Cash Consideration" has the meaning set out in Section 2.4(a);

"CASL" means the following Law: An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act;

"Closing" has the meaning set out in Section 7.1;

"Closing Cash" means the Cash of the Corporation as at the Financial Adjustment Time, as set forth in the Closing Certificate;

"Closing Certificate" has the meaning set out in Section 2.3(a);

"Closing Date" has the meaning set out in Section 7.1;

"Closing Indebtedness" means the Indebtedness of the Corporation as at the Financial Adjustment Time, as set forth in the Closing Certificate;

"Closing Date Inventory Amount" means the cash value of Inventory as at the Financial Adjustment Time, as set forth in the Closing Certificate;

"Closing Time" means the time on the Closing Date at which the Closing occurs;

"commercially reasonable efforts" means the efforts that a prudent Person would use to achieve a business result expeditiously and as cost efficiently as possible in similar circumstances;

"Condition" means, with respect to any Person, the condition (financial or otherwise) of the assets, liabilities, operations, activities, earnings, prospects, affairs and financial position of that Person;

"Confidential Information" means any information pertaining to or concerning the Business, the Assets, the Corporation, the Purchaser Parties, or the Vendor or their respective Affiliates, including, any and all information relating to their respective businesses, affairs, finances, opportunities, projections, customers, suppliers, assets, Liabilities, operations and internal practices, including all: (a) accounting and financial information; (b) all Intellectual Property; (c) corporate, commercial, strategic, regulatory and legal information; and (d) all other information which, by its nature, or by the nature of the circumstances surrounding its disclosure, ought in good faith to be treated as confidential, except that, "Confidential Information" does not include information that: (x) is or was independently developed by a Party or its Representatives without the use of any Confidential Information; (y) is publicly available, other than as a result of a disclosure in contravention of this Agreement or, to the knowledge of a Party or its Representatives, an otherwise improper disclosure; and/or (z) is made available to a Party or its Representatives on a non-confidential basis from a Third Party, which to the knowledge of such Party or its Representatives, is not subject to an obligation of confidentiality to the other Party in relation to such information;

"Contract" means any legally binding oral or written contract, agreement, arrangement, indenture, lease, license, instrument, sales order or purchase order, or other legally enforceable commitment, in each case to which the Corporation is a party or by which it is bound as of the Closing Time, but, with respect to periods prior to the RVO Date, only to the extent such Contract was transferred to or continued by the Corporation pursuant to the RVO Transaction;

"Conversion Rate" means, in relation to the conversion of United States dollars to Canadian dollars, the rate of US$1.00 = C$1.3771;

"Corporation" has the meaning set out in Recital A;

"Corporation Transaction Expenses" means, without duplication: (a) the aggregate out-of-pocket fees, costs, expenses, disbursements and other amounts incurred by the Corporation since the RVO Date, or otherwise payable by the Corporation as a result of the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby (including the Pre-Closing Reorganization), and not paid prior to Closing, in respect of investment bankers, financial advisors, brokers, legal counsel, accountants, consultants and other advisors, but excluding any fees or expenses incurred by the Vendor; (b) all termination, severance, retirement, retention, bonus, change-of-control or similar payments or other payment or entitlement to any current or former employee, director, officer or contractor for which the Corporation becomes liable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (including the Pre-Closing Reorganization), together with the employer portion of all associated Taxes, provided that such amounts shall not include any severance or termination payments arising from any action taken by the Corporation or the Purchaser Parties after the Closing;

"D&O Release" means a duly executed resignation and mutual release of claims in favour of the Corporation from each of the directors and officers of the Corporation as the Purchaser may specify in writing;

"Direct Claim" means a claim for indemnification which originates pursuant to this Agreement and does not involve a Third Party Claim;

"Disclosure Letter" means the disclosure letter delivered by the Vendor to the Purchaser Parties and dated the date of this Agreement;

"Dispute" has the meaning set out in Section 9.4;

"Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, options, rights and claims, adverse interests, acquisition rights of Third Parties, demands and equities of any nature, whatsoever, and any rights or privileges capable of becoming any of the foregoing;

"Environment" means the natural components of the earth and includes: (a) air, land and water; (b) all layers of the atmosphere; (c) all organic and inorganic matter and living organisms; and (d) the interacting natural systems that include components referred to in subsections (a) to (c) of this definition;

"Environmental Laws" means all Laws, statutes, regulations, ordinances, by-laws, now or hereafter in force in Canada and elsewhere (whether federal, provincial, territorial, state, municipal or local, including any requirement or obligation under the common law), relating to the protection and preservation of the Environment, occupational health and safety, or the sale, handling, storage, discharge, Release or transportation of Hazardous Substances;

[Redacted – Confidential Information].

"Excluded Assets" means those assets and liabilities transferred by the Corporation pursuant to the Pre-Closing Reorganization set forth in Section 1.1 of the Disclosure Letter, provided that, for the avoidance of doubt, [Redacted – Commercially Sensitive Information] shall not form part of the Excluded Assets and, except as provided in Section 6.7, all rights to the [Redacted – Commercially Sensitive Information] shall remain with the Corporation following Closing;

"Final Closing Cash" has the meaning set out in Section 2.5(a);

"Final Closing Certificate" has the meaning set out in Section 2.5(a);

"Final Closing Indebtedness" has the meaning set out in Section 2.5(a);

"Final Closing Date Inventory Amount" has the meaning set out in Section 2.5(a);

"Financial Adjustment Time" means 11:59 p.m. ET on the day preceding the Closing Date;

"Financing Documents" means, collectively, all agreements, instruments, fee letters, term sheets, security documents, side letters, undertakings, certificates, opinions, schedules, exhibits, amendments and waivers relating to the Acquisition Financing or any permitted refinancing thereof.

"Financial Statements" means the management prepared, unaudited balance sheet and income statement of the Business as at and for the 12-month period ended November 30, 2025;

"Governmental Authority" means any: (a) multinational, national, federal, provincial, territorial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, ministry, tribunal, bureau, agency or instrumentality, domestic or foreign; (b) subdivision or authority of any of the foregoing; (c) stock-exchange; or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Hazardous Substance" means any pollutant, substance, dangerous substance, toxic substance, hazardous material, hazardous substance, waste, hazardous waste, dangerous good or contaminant, including any other material or substances as defined in or regulated by any Environmental Law now or hereafter in effect and including all breakdown substances;

"IFRS" means IFRS Accounting Standards as issued by the International Accounting Standards Board;

"Indebtedness" means, with respect to the Corporation, without duplication and only to the extent arising on or after the RVO Date (except to the extent expressly allocated to the Corporation under the Pre-Closing Reorganization): (a) all indebtedness for borrowed money, including all accrued but unpaid interest, penalties, fees and prepayment premiums; (b) all indebtedness owing to Related Parties, including the Vendor; (c) all bank loans and indebtedness owed under any line of credit, credit agreement or facility or evidenced by any note, debenture, bond, mortgage or similar instrument; (d) all capitalized lease obligations; (e) all obligations issued or assumed as the deferred purchase price of property or services (including all obligations under any acquisition agreements for any earn-out, note payable or other contingent payment); (f) all obligations under any currency or interest-rate swap, hedge or similar agreement or arrangement (determined as if such instrument were terminated as of the Closing Date); (g) any unpaid Corporation Transaction Expenses; (h) any liabilities of the Corporation arising under, or expressly allocated to the Corporation pursuant to, the Pre-Closing Reorganization; (i) any other accrued liabilities of the Corporation; (j) all guarantees of obligations of another Person of the type described in clauses (a) to (i) of this definition; and (k) all unfunded Liabilities under any Benefit Plans;

"Indemnified Party" means any of the Vendor's Indemnified Parties or the Purchaser's Indemnified Parties that has indemnification rights or benefits under this Agreement;

"Indemnifying Party" means, in relation to an Indemnified Party, a Party that is required to indemnify such Indemnified Party under this Agreement;

"Independent Accountant" means an accounting firm of recognized national standing in Canada that is independent of the Parties and appointed by the mutual agreement of the Parties. If the Parties are unable to agree on the Independent Accountant within the prescribed time period, then the Independent Accountant will be PricewaterhouseCoopers LLP or, in the event of a conflict, BDO Canada LLP;

"Intellectual Property" means any and all industrial or intellectual property (whether foreign or domestic, registered or unregistered) used, held for use or practiced in the operation, conduct or maintenance of the Business, as it is currently and has historically been operated, conducted or maintained, including: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (b) all trademarks, trade-names, trade dress, logos, business names, corporate names, domain names, social media accounts and related content, uniform resource locators (URLs) and the internet websites related thereto, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all designs, industrial designs, design patents, and all applications, registrations and renewals in connection therewith; (e) all proprietary, technical or confidential information, including all trade secrets, processes, technology, procedures, know-how, show-how, formulae, methods, data, compilations, databases and the information contained therein and all business and financial information relating to the Corporation; (f) all Software; and (g) any industrial or intellectual property that may exist, arise or be embodied in those items set out in Section 3.30 of the Disclosure Letter; and (h) all current and future foreign counterparts of any of the foregoing, together with: (i) all copies and tangible embodiments of the foregoing referred to in clauses (a) to (h) above (in whatever form or medium); (ii) all improvements, modifications, translations, adaptations, refinements, derivations and combinations thereof; and (iii) all Intellectual Property Rights related to each of the foregoing;

"Intellectual Property Rights" means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law, performance or moral rights law, trade secret law, confidential information law (including breach of confidence), trademark law, tradename law, passing off, unfair competition law or other intellectual property or industrial property laws and includes legislation by competent Governmental Authorities and judicial decisions under common law or equity, together with the right to file any applications in connection therewith, the right to claim for the same the priority rights derived from any applications filed under any treaty convention or any domestic laws of a country in which a prior application is filed and all rights of recovery and of legal action for past infringements;

"Inventory" means all goods, merchandise, raw materials, work-in-progress, finished products, packaging materials and supplies owned by the Corporation and held for sale or use in the ordinary course of business as of the Closing Date, including spare parts, dream caps, QA supplies, and other supplies but excluding: (a) items that are obsolete, damaged, or unusable in the ordinary course of business; (b) goods held on consignment or otherwise not owned by the Corporation; (c) any Inventory subject to liens or encumbrances other than Permitted Encumbrances; and (d) any Inventory that relates to the Excluded Assets;

"Inventory Deficit" means the amount by which the Closing Date Inventory Amount, is less than the Target Inventory Amount;

"Inventory Surplus" means the amount by which the Closing Date Inventory Amount, is more than the Target Inventory Amount.

"Labour Representatives" has the meaning set out in Section 3.34;

"Laws" means the general principles of applicable common law, civil law and equity, and all applicable: (a) laws, statutes, codes, ordinances, decrees, rules, regulations and municipal by-laws; (b) regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority; and (c) to the extent they have the force of law, any policies, guidelines and notices of any Governmental Authority, whether binding on or affecting the Person referred to in the context in which the word is used;

"Leased Premises" has the meaning set out in Section 3.25;

"Legal Proceeding" means any litigation, action, suit, dispute, investigation, inquiry, audit, complaint, claim, demand, arbitration or legal, administrative or other similar matter or proceeding, including by any Governmental Authority, and includes any appeals or applications for review;

"Liabilities" means any liabilities or obligations of any kind, character or description, whether absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, solely to the extent arising from the Business or the Assets of the Corporation as conducted or held from and after the RVO Date and, with respect to periods prior to the RVO Date, only to the extent such Liabilities were expressly retained by, or transferred to, the Corporation pursuant to the RVO Transaction;

"Licensed Intellectual Property" means all Intellectual Property other than the Owned Intellectual Property;

"Limited Recourse Guarantee" means the limited recourse guarantee dated as of the date hereof between the Purchaser Parent and the Vendor;

"Losses" means any losses, damages, Liabilities, injuries, costs, penalties, fines, awards or expenses (including legal fees on a full indemnity basis, disbursements and expenses incurred in relation to any Legal Proceeding) of any nature or kind whatsoever; provided, however, that "Losses" shall exclude incidental, consequential, special, punitive or exemplary damages, except to the extent awarded to a Third Party in connection with a Third Party Claim;

"Manufacturing Services Agreement" means the manufacturing services agreement dated as of the date hereof between the Corporation and Flow Canada LLC;

"Matter" means [Redacted – Commercially Sensitive Information];

"Material Contracts" has the meaning set out in Section 3.27;

"Mutual Release" means a duly executed mutual release of claims among the Corporation, the Purchaser Parties and the Vendor;

"Notice" has the meaning set out in Section 9.8(a);

"Objection" has the meaning set out in Section 2.5(b);

"Ordinary Course" means with respect to an action taken by any Person, that such action is consistent in nature and scope with the past practices of such Person, and is taken in the ordinary course of the normal day-to-day operations of the business of such Person;

"Owned Intellectual Property" means all Intellectual Property owned or purported to be owned by the Corporation;

"Parties" means, collectively, the Purchaser, the Purchaser Parent and the Vendor, and "Party" means any one of them;

"Pension Plan" means a "registered pension plan" as that term is defined in section 248(1) of the Tax Act;

"Permitted Encumbrances" means: (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or delinquent as of the Closing Date; (b) Encumbrances imposed by Law (such as builder's liens, construction liens, repairmen's liens and materialmen's liens) that (i) arise or are incurred in the Ordinary Course to secure amounts that are not yet due and payable as of the Closing Date; and (ii) do not exceed $10,000 in the aggregate; and (c) such Encumbrances listed and described in Section 3.22 of the Disclosure Letter;

"Person" includes any individual, corporation, limited liability company, unlimited liability company, body corporate, partnership, limited partnership, limited liability partnership, firm, joint venture, syndicate, association, capital venture fund, trust, trustee, executor, administrator, legal personal representative, estate, government, Governmental Authority and any other form of entity or organization, whether or not having legal status;

"Personal Information" means the type of information regulated by Privacy Laws and collected, used or disclosed by the Corporation, including information such as an individual's address, age, gender, income, family status, citizenship, assets, Liabilities, credit information, personal references and health records, but does not include the name, title, business address or telephone number of an employee;

"Personal Property Leases" has the meaning set out in Section 3.24;

"Pledge Agreement" means the share pledge agreement dated as of the date hereof between the Purchaser Parent and the Vendor;

"Pledgeco Shares" means all issued and outstanding shares of 17550154 Canada Inc., which are subject to the Pledge Agreement, issued in the name of Purchaser Parent;

"Pre-Closing Reorganization" has the meaning set out in Section 7.1;

"Pre-Closing Tax Period" means any Tax or fiscal period beginning before and ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Tax or fiscal period ending immediately before the Closing Time;

"Privacy Laws" means all Laws relating to the collection, use, disclosure and storage of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada);

"Processing" means collecting, accessing, processing, using, disclosing, transmitting, securing, sharing, retaining, transferring (including cross-border and onward transfers), storing, destroying and disposing;

"Purchase Price" has the meaning set out in Section 2.2;

"Purchased Shares" means all of the issued and outstanding shares in the share capital of the Corporation, which are further described in Section 3.7 of the Disclosure Letter;

"Purchaser" has the meaning set out in the description of the Parties on the first page of this Agreement;

"Purchaser's Counsel" means Bennett Jones LLP;

"Purchaser's Indemnified Parties" means the Purchaser, the Purchaser Parent and their respective Affiliates (including from and after the Closing Time, the Corporation) and their respective successors, assigns, directors, officers, employees, Affiliates and agents or any of them;

"Purchaser Parent" has the meaning set out in the description of the Parties on the first page of this Agreement;

"Purchaser Parties" means, collectively, the Purchaser and the Purchaser Parent;

"Purchaser Parties' Fundamental Representations and Warranties" means, collectively, the representations and warranties made in Sections 4.1 (Corporate Status and Authorization and Approval), 4.2 (Execution and Binding Obligation) and 4.3 (No Conflict with Constating Documents, Authorizations, Contracts and Laws);

"Real Property Leases" has the meaning set out in Section 3.25;

"Recipient" has the meaning set out in the definition of "Transactional Personal Information";

"Related Parties" means, in reference to any Person: (a) its Affiliates, successors and permitted assigns; (b) any Person with whom the first Person does not (or is deemed to not) deal at Arm's Length; and (c) its Representatives;

"Release" has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance into the Environment;

"Representatives" means directors, officers, employees, agents, consultants and professional advisors;

"Required Authorizations" has the meaning set out in Section 3.6(a);

"Required Consents" has the meaning set out in Section 3.6(b);

"RVO Date" means October 3, 2025;

"RVO Order" means the reverse vesting order issued by the Ontario Superior Court of Justice on the RVO Date;

"RVO Transaction" means the transaction through which the Vendor indirectly acquired the Purchased Shares and the Corporation acquired the Assets pursuant to the RVO Order on October 7, 2025;

"Schedules" means, collectively, the schedules attached to this Agreement;

"Software" means, collectively, any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, related to any of the foregoing; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation including user manuals and other training documentation related to any of the foregoing;

"Straddle Period" means any Tax or fiscal period that begins before and ends after the Closing Date;

"Target Inventory Amount" means [Redacted – Commercially Sensitive Information];

"Tax Act" means the Income Tax Act (Canada);

"Tax Representations and Warranties" means the representations and warranties made in Section 3.36 (Tax Matters);

"Tax Returns" means all returns, reports, declarations, statements, bills, elections, notices, designations, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be prepared for, filed with or supplied to any Governmental Authority;

"Taxes" means all taxes, assessments, charges, dues, duties, tariffs, rates, imposts, levies and similar charges of any kind levied, assessed or imposed by any Governmental Authority, including all income taxes, including any tax on or based upon net income, gross income, income as specially defined, earnings or profits, windfall profits taxes, gross receipts taxes, withholding or similar taxes, branch taxes, surtaxes, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, carbon taxes or levies, goods and services tax, harmonized sales tax, capital taxes, stamp taxes, occupation taxes, premium taxes, property taxes, occupation taxes, land transfer taxes, mining taxes, environmental taxes, franchise taxes, licence taxes, health taxes, payroll taxes, employment taxes, severance taxes, social security premiums, employment insurance or compensation premiums, Canada Pension Plan premiums, workers' compensation premiums, alternative or add-on minimum taxes, custom duties or charges, together with any interest, penalties or additions thereto and any interest in respect of such penalties or additions, and any liability, including under any agreements or arrangements, for any such amounts imposed by any Governmental Authority in respect of the relevant entity with respect to any other Person including any predecessor of or transferor to the relevant entity but excluding any Taxes arising solely as a result of any election, transaction or action taken by the Purchaser, the Purchaser Parent or any of their Affiliates on or after the Closing;

"Third Party" means any Person other than the Parties and their respective Affiliates;

"Third Party Claim" means any Legal Proceeding that is initiated, instituted or asserted by a Third Party against an Indemnified Party which entitles such Indemnified Party to make a claim for indemnification under this Agreement;

"Transactional Personal Information" means Personal Information to be disclosed or conveyed to one Party or any of its Representatives (a "Recipient") by or on behalf of another Party as a result of or in connection with the transactions contemplated by this Agreement, and includes all such Personal Information disclosed to the Recipient prior to the execution of this Agreement;

"Transition Services Agreement" means the transition services agreement dated as of the date hereof among the Corporation, the Purchaser and Flow Canada LLC;

"Transitioning BrandCo Personnel" has the meaning set out in Section 7.1;

"Vendor" has the meaning set out in the description of the Parties on the first page of this Agreement;

"Vendor Fundamental Representations and Warranties" means, collectively, the representations and warranties made in Sections 3.1 (Corporate Status and Extra-Provincial Registrations of the Corporation), 3.2 (Corporate Authorization and Approval), 3.3 (Execution and Binding Obligation), 3.4 (No Conflict with Constating Documents, Authorizations and Laws), 3.7 (Authorized and Issued Capital), 3.8 (No Other Purchase Agreements or Commitments for Securities), 3.47 (Authority and Approval of Vendor), 3.48 (Execution and Binding Obligation of Vendor) and 3.50 (Vendor's Ownership of Purchased Shares);

"Vendor's Counsel" means Miller Thomson LLP;

"Vendor's Financing Enforcement Rights" has the meaning set out in Section 9.6;

"Vendor's Indemnified Parties" means the Vendor and its directors, officers, employees, affiliates and agents (as applicable) or any of them; and

"VTB Note" means the secured promissory note dated as of the date hereof in the principal amount of $22,250,000 issued by the Purchaser in favour of the Vendor.

1.2	Knowledge

Where any matter in this Agreement is expressly qualified by reference to the knowledge of the Vendor, such knowledge will be deemed to mean the actual knowledge of Cliff Rucker and Paul Dowdall. For greater certainty, "knowledge" does not include constructive knowledge, imputed knowledge or any duty to investigate.

1.3	Schedules and Disclosure Letters

Any schedules hereto and the Disclosure Letter are incorporated into this Agreement and form a part of the Agreement.

1.4	Currency

All dollar amounts referred to in this Agreement are stated in Canadian currency unless otherwise indicated. For all purposes of this Agreement, any amount required to be converted from United States dollars into Canadian dollars shall be converted using the Conversion Rate, which shall be applied consistently for all purposes under this Agreement, for all subsequent payments, adjustments including the calculation of the Purchase Price, Cash, Indebtedness, Inventory Amount, and any indemnification thresholds, caps or baskets, and no subsequent re-measurement shall be made to reflect fluctuations in exchange rates.

1.5	Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into Articles and Sections, and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

1.6	Certain Terms and References

In this Agreement:

(a)	the term "including", "includes" and "include" means "including (or includes or include) without limitation";

(b)	any reference to a specific Article or Section number refers to the specified Article or Section in this Agreement; and

(c)	with respect to calculating a period of time, time periods "within" or "following" which any act is to be done will be calculated by excluding the day on which the period commences and including the day which ends the period, and by extending the period to the next Business Day if the last day of the period is not a Business Day.

1.7	Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular number include the plural and vice versa. Words importing the use of any gender include all genders, including the neutral gender "it".

1.8	Statutes

Unless otherwise provided for in this Agreement, any reference to a statute in this Agreement refers to such statute and all rules and regulations made under it, as it or they may have been, or may from time to time be, amended, re-enacted or replaced.

Article 2
PURCHASE AND SALE TERMS

2.1	Purchase and Sale

On the terms and subject to the fulfillment of the conditions in this Agreement, the Vendor agrees to sell, assign and transfer the Purchased Shares to the Purchaser, and the Purchaser agrees to purchase the Purchased Shares from the Vendor for the consideration specified in Section 2.2, free and clear of all Encumbrances, other than the restrictions on transfer, if any, contained in the Corporation's articles.

2.2	Purchase Price

The total consideration payable by the Purchaser to the Vendor for the sale of the Purchased Shares and the performance by the Vendor of its obligations under this Agreement is (a) US$32,823,789.89, plus (b) C$38,548,358.94, plus (c) an amount equal to the Closing Cash, minus, (d) an amount equal to the Closing Indebtedness, and (e) (i) minus an amount equal to the Inventory Deficit, if any, or (ii) plus an amount equal to the Inventory Surplus, if any (the "Purchase Price").

2.3	Estimate of Purchase Price

(a)	No later than 2:00 p.m. (Toronto time) on the Business Day immediately preceding the Closing Date (or such shorter period as the Purchaser may agree in writing), the Vendor delivered to the Purchaser a certificate (the "Closing Certificate") setting out in reasonable detail the Vendor's good-faith determination of: (i) the Closing Cash, (ii) the Closing Indebtedness, and (iii) the Closing Date Inventory Amount, each calculated as of the Financial Adjustment Time.

(b)	The Purchase Price payable at Closing shall be calculated on the basis of the amounts set out in the Closing Certificate.

(c)	The Purchaser was afforded an opportunity, prior to Closing, to review the Closing Certificate and to raise reasonable, good-faith questions or requests for clarification. The Vendor agreed to consider and respond to such questions acting reasonably; however, the Purchaser's review did not constitute a condition to Closing, and the amounts reflected in the Closing Certificate govern the calculation of the Purchase Price.

(d)	The Closing Date Inventory Amount was determined using the Corporation's perpetual inventory records as of the Financial Adjustment Time.

2.4	Payment of Purchase Price

(a)	At the Closing, the Purchaser will pay and satisfy the Purchase Price to the Vendor by (i) the Purchaser entering into the VTB Note with the Vendor, and (ii) the Purchaser or the Purchaser Parent making a cash payment representing the balance of the Purchase Price (the "Cash Consideration") to the Vendor.

(b)	All cash payments made pursuant to this Article 2 or otherwise pursuant to this Agreement by any Party, including pursuant to Article 8, will be paid to or as directed by the applicable Party by wire transfer, bank draft or other immediately available funds (subject to Laws).

(c)	For greater certainty, the Parties acknowledge and agree that the amount of Closing Indebtedness reflected in the Purchase Price at Closing shall be based on the good faith estimate delivered in accordance with this Agreement and the Closing Certificate and shall be subject to adjustment pursuant to the Final Closing Certificate and the post-Closing adjustment procedures set out herein. The Purchaser shall be responsible for the payment and satisfaction of all Closing Indebtedness, as finally determined pursuant to such procedures, and the Purchase Price is calculated to reflect the assumption and discharge of such Closing Indebtedness by the Purchaser. The Vendor shall have no obligation to apply any portion of the Cash Consideration toward the payment of Closing Indebtedness except as expressly agreed in writing by the Parties.

2.5	Final Closing Certificate

(a)	Within 60 days of the Closing Date, the Purchaser Parties shall cause the Corporation to prepare a final closing statement setting out: (i) the final Closing Cash as at the Financial Adjustment Time as finally determined pursuant to this Section 2.5 (the "Final Closing Cash"); (ii) the final Closing Indebtedness as at the Financial Adjustment Time (the "Final Closing Indebtedness") as finally determined pursuant to this Section 2.5; and (iii) the final Closing Date Inventory Amount as at the Financial Adjustment Time (the "Final Closing Date Inventory Amount") as finally determined pursuant to this Section 2.5, together with a calculation of the final Purchase Price (the "Final Closing Certificate"). The Final Closing Certificate is to provide details of any variance between the Final Closing Certificate and the Closing Certificate. The Purchaser Parties shall deliver to the Vendor the Final Closing Certificate within 60 days of the Closing Date.

(b)	The Vendor will have 20 Business Days from the date it receives the Final Closing Certificate to review the Final Closing Certificate and to inform the Purchaser Parties in writing of all disagreements (an "Objection") with the Final Closing Certificate. For greater certainty, only one Objection may be delivered to the Purchaser Parties by the Vendor but such Objection may cover as many items in respect of the Final Closing Certificate as the Vendor determines necessary or advisable to include in the Objection. In addition, the Purchaser Parties shall, upon receipt of a written request from the Vendor, make available to the Vendor all books and records and such underlying work papers that are used in connection with preparing the Final Closing Certificate for reasonable review and inspection by the Vendor. If the Purchaser Parties do not receive an Objection within such 20 Business Day period, the Final Closing Certificate will be deemed to have been accepted by the Vendor and will become binding upon the Vendor and the Purchaser Parties. If the Vendor delivers an Objection to the Purchaser Parties within such period, the Purchaser Parties and Vendor shall attempt to resolve any differences within 15 Business Days following the Purchaser Parties' receipt of the Objection. If the Purchaser Parties and Vendor are unable to come to a resolution with respect to the matters raised in the Objection, the Parties shall promptly refer such unresolved matters to an Independent Accountant. The Independent Accountant shall, as promptly as practicable (but in any event within 45 days following its appointment), make a determination on the disputed items based solely on written submissions provided by the Purchaser Parties and the Vendor to the Independent Accountant as well as make any determination on any incorrect application by the Purchaser Parties of accounting principles. The decision of the Independent Accountant as to any disputed items will, absent manifest error, be final and binding upon the Purchaser Parties and the Vendor. The fees, costs and expenses of the Independent Accountant shall be allocated between the Purchaser Parties, on the one hand, and the Vendor, on the other hand, based upon the percentage which the portion of the disputed amount not awarded to the Purchaser Parties, on the one hand, and the Vendor, on the other hand bears to the amount actually disputed by such Party. For example, if the Vendor claims the Final Closing Date Inventory Amount is $1,000 greater than the amounted determined by the Purchaser Parties, and the Purchaser Parties dispute only $500 of the amount claimed by the Vendor, and if the Independent Accountant ultimately resolves the dispute by awarding the Vendor $300 of the $500 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300/500) to the Purchaser Parties and 40% (i.e., 200/500) to the Vendor.

2.6	Purchase Price Adjustment Process

Upon acceptance of the Final Closing Certificate by the Purchaser Parties and the Vendor or final determination thereof in accordance with Section 2.5(b), any necessary adjustments shall, within three Business Days of such acceptance or final determination, be paid in cash by wire transfer, bank draft or other immediately available funds.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchaser Parties as of the Closing Time as follows, and acknowledges and confirms that the Purchaser Parties are relying upon such representations and warranties in connection with the Purchaser's acquisition of the Purchased Shares. For greater certainty, to the extent a representation or warranty relates to a period prior to the RVO Date, such representation and warranty is being provided to the best of the Vendor's knowledge; provided that the foregoing shall not in any way limit the Purchaser Parties' rights to indemnification pursuant to Section 8.1(a)(viii).

3.1	Corporate Status and Extra-Provincial Registrations of the Corporation

(a)	The Corporation is a body corporate duly incorporated and validly existing under the laws of its jurisdiction of incorporation. The Corporation has the necessary corporate power and capacity to own its property and assets and to carry on the Business as it is now being conducted and has been conducted since the RVO Date.

(b)	Section 3.1(b) of the Disclosure Letter sets out each jurisdiction in which the Corporation is licensed, registered or otherwise qualified to carry on the Business and the Corporation is in good standing in each such jurisdiction.

3.2	Corporate Authorization and Approval

The Corporation has good and sufficient right and authority to enter into all agreements and transactions to which the Corporation is or will be a party in connection with the Acquisition, including the applicable Ancillary Agreements, to the extent it is or will be a party to them, and to perform all obligations under such agreements and transactions. The board of directors of the Corporation has, or will have by the Closing Time, taken all necessary corporate actions, steps and other proceedings to approve and authorize all transactions contemplated by this Agreement and all applicable Ancillary Agreements, including the transfer of the Purchased Shares to the Purchaser.

3.3	Execution and Binding Obligation

Each of the Ancillary Agreements to which the Corporation is or will be a party and all other agreements to which the Corporation is or will be a party in connection with the Acquisition have been, or will be by the Closing Time, duly executed and delivered by the Corporation and each such agreement constitutes, or will at Closing constitute, a legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms.

3.4	No Conflict with Constating Documents, Authorizations and Laws

The execution, delivery and performance by the Corporation of this Agreement and each Ancillary Agreement to which it is or will be a party, and the completion of the transactions contemplated hereby and thereby, will not:

(a)	constitute or result in a violation or breach of, or conflict with, any term or provision of the Corporation’s articles, by-laws or other constating documents;

(b)	subject to obtaining the Required Authorizations described in Section 3.6(a) of the Disclosure Letter, constitute or result in a violation or breach of, conflict with, or cause the termination or revocation of, any Authorization held by the Corporation;

(c)	result in the creation of any Encumbrance on the Purchased Shares or Assets of the Corporation; or

(d)	result in a breach or violation of any Law.

3.5	No Conflict with Contracts

Except as disclosed in Section 3.5 of the Disclosure Letter, the execution, delivery and performance by the Corporation of each of the Ancillary Agreements to which the Corporation is or will be a party, all other agreements to which it is or will be a party in connection with the Acquisition and the completion of the transactions contemplated by this Agreement, will not, subject to obtaining the Required Consents described in Section 3.6(b) of the Disclosure Letter:

(a)	result in a breach or a violation of, or conflict with any Contract binding on the Corporation or affecting any of the Assets; or

(b)	give any Person the right to terminate or amend any Contract, cause the acceleration of any obligations of the Corporation under any Contract or result in any additional or more onerous obligation on the Corporation under any Contract.

3.6	Required Authorizations and Required Consents

(a)	There is no requirement for the Vendor or the Corporation to obtain any Authorization from, make any filing with, or give notice to, any Governmental Authority in connection with, or as a condition to, the lawful completion of any of the transactions contemplated by this Agreement, including the Pre-Closing Reorganization, except for the Authorizations, filings and notices set out in Section 3.6(a) of the Disclosure Letter (the "Required Authorizations").

(b)	There is no requirement for the Vendor or the Corporation to obtain any consent or approval from, or to give notice to, a party under any Contract to the which the Corporation is a party, in connection with, or as a condition to, the lawful completion of any of the transactions contemplated by this Agreement, including the Pre-Closing Reorganization, except for the consents, approvals and notices set out in Section 3.6(b) of the Disclosure Letter (the "Required Consents"). The Vendor has provided true and complete copies of all Contracts under which the Vendor or the Corporation are obligated to obtain any Required Consents.

3.7	Authorized and Issued Capital

The authorized, issued and outstanding share capital of the Corporation consists of an unlimited number of common shares, of which 100 common are outstanding and all of which are owned by the Vendor. The Purchased Shares represent all of the issued and outstanding shares in the capital of the Corporation, are non-assessable and have been duly authorized and validly issued in compliance with: (a) all Laws including applicable securities laws; (b) the articles, by-laws and other constating documents of the Corporation; and (c) any agreement to which the Corporation is a party or by which it is bound. There are no other rights relating to any shares in the capital of the Corporation. The Corporation is a "private issuer" within the meaning of such term set out in section 2.4(1) of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators and section 73.4(1) of the Securities Act (Ontario).

3.8	No Other Purchase Agreements or Commitments for Securities

Except for the right of the Purchaser to purchase the Purchased Shares under this Agreement, no Person has any agreement, arrangement, option, understanding or commitment, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, arrangement, option, understanding or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for:

(a)	the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares or any other securities of the Corporation; or

(b)	any share appreciation, phantom share, profit participation or similar rights.

3.9	Shareholders' Agreements, etc.

There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to the Corporation or the Purchased Shares.

3.10	Subsidiaries and Other Interests

The Corporation has no subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other Person. As of the Closing Date, the Corporation has disposed of all of its interest in 2446692 Ontario Limited pursuant to the Pre-Closing Reorganization such that, at the Closing Time, the Corporation will have no subsidiaries. The Corporation is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Person.

3.11	Partnerships and Joint Ventures

The Corporation is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other similar association of any kind and is not a party to any agreement under which the Corporation agrees or agreed to carry on any part of a business or any other activity in such manner or by which it agrees or agreed to share any revenue or profit with any other Person.

3.12	No Undisclosed Liabilities

There are no Liabilities of the Corporation, other than:

(a)	Liabilities incurred since the RVO Date in the Ordinary Course;

(b)	the Liabilities disclosed in Section 3.12 of the Disclosure Letter; and

(c)	to the knowledge of the Vendor, there is no basis for the assertion against the Corporation of any Liabilities other than those referred to in 3.12(a) and 3.12(b).

3.13	Financial Statements

The Financial Statements have been prepared in accordance with IFRS and applied on a basis consistent with past practice, are true, correct and complete in all material respects, and present fairly: (a) the assets, liabilities and financial condition of the Business as at the respective dates of the relevant statements; and (b) the results of operations and cash flows for the periods to which such Financial Statements relate. There has been no significant change in the Condition of the Corporation since the date of the Financial Statements.

3.14	No Undisclosed Indebtedness

Except as disclosed in this Agreement or the Disclosure Letter, the Corporation has no bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance, and the Corporation is under no obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance. Section 3.14 of the Disclosure Letter sets out a true, complete and correct list of: (a) the holders of all Closing Indebtedness; and (b) the amount of the Closing Indebtedness owed to each such holder.

3.15	Bank Accounts and Safety Deposit Boxes

Section 3.15 of the Disclosure Letter sets out: (a) the name and address of each bank, trust company or similar institution with which the Corporation has one or more accounts or one or more safety deposit boxes; (b) the number of each such account and safety deposit box; and (c) the names of all persons authorized to draw thereon or who have access to such accounts or deposit boxes. Except as described in Section 3.15 of the Disclosure Letter, there are no credit cards or other credit accounts issued to employees of the Corporation under which the Corporation has any current or potential future liability.

3.16	Conduct of Business in the Ordinary Course

Since the RVO Date and except pursuant to the Pre-Closing Reorganization or as otherwise disclosed in Section 3.16 of the Disclosure Letter, the Business has been conducted in the Ordinary Course in all material respects. Without limiting the generality of the foregoing, since the RVO Date, and except pursuant to the Pre-Closing Reorganization and/or as disclosed in Section 3.16 of the Disclosure Letter, the Corporation has not:

(a)	amended or approved any amendment to its articles, by-laws or other constating documents;

(b)	declared or paid any dividend or made any other distribution in respect of any of its shares of any class, or redeemed or purchased or otherwise acquired any of its shares of any class, or reduced its authorized capital or issued capital, or agreed to any of the foregoing;

(c)	incurred, assumed or guaranteed any indebtedness for borrowed money or made any loan or otherwise became liable for any Liability of any Person, except for business obligations incurred in the Ordinary Course, none of which, in the aggregate, is material;

(d)	paid or satisfied any obligation or Liability, except: (i) current Liabilities incurred since the RVO Date in the Ordinary Course; and (ii) scheduled payments pursuant to obligations under loan agreements or other Contracts described in this Agreement or in the Disclosure Letter;

(e)	sold, assigned, transferred, leased or otherwise disposed of any of the Assets, except in the Ordinary Course or pursuant to the Pre-Closing Reorganization;

(f)	transferred, assigned or granted any license or sublicense of any rights with respect to any Intellectual Property, except pursuant to the Pre-Closing Reorganization;

(g)	purchased, leased or otherwise acquired any properties or assets, except in the Ordinary Course;

(h)	created any Encumbrance upon any of the Assets, except the Permitted Encumbrances;

(i)	made or committed to make any capital expenditures, in the case of any single capital expenditure, in excess of $50,000 and, in the case of all capital expenditures, in excess of $50,000 in the aggregate;

(j)	waived, released or cancelled any material rights or claims;

(k)	made any sale of products or services at a price outside of the Ordinary Course;

(l)	entered into any transaction or Contract, except pursuant to the Pre-Closing Reorganization or in the Ordinary Course;

(m)	discontinued, closed or disposed of any plant, facility or business operation;

(n)	had any supplier terminate or, to the knowledge of the Vendor, communicate the intention or threaten to terminate its relationship, or its intention to substantially reduce the quantity of products or services it sells to the Corporation, except in the case of suppliers whose sales to the Corporation are not, in the aggregate, material to the Business or its Condition;

(o)	suffered any material shortage of supplies or interruption of services;

(p)	had any customer terminate or, to the knowledge of the Vendor, communicate the intention or threaten to terminate its relationship, or its intention to substantially reduce the quantity of products or services it purchases, or its dissatisfaction with the products or services sold by the Corporation, except in the case of customers whose purchases from the Corporation are not, in the aggregate, material to the Business or its Condition;

(q)	made any material change in the method of billing customers or the credit terms made available to its customers;

(r)	made a material change to any method of accounting or auditing practice;

(s)	made or agreed to make any increase in or modification of the compensation payable or to become payable by the Corporation to any of its officers, directors, employees or contractors or any grant to any such officer, director, employee or contractor of any increase in entitlements under any retention, severance or termination programs, in each case, other than annual increases consistent with past practice or as a result of promotions in the Ordinary Course;

(t)	adopted or agreed to any increase in benefits under, or any modification of, any Benefit Plan, or established or agreed to establish any new Benefit Plan, other than annual increases consistent with past practice or as a result of promotions in the Ordinary Course or modifications as required by Laws, and in a manner consistent with the terms of such Benefit Plan and past practice;

(u)	removed any director or auditor or terminated any officer, senior employee or contractor;

(v)	made any payments to a Related Party other than payments made in the Ordinary Course;

(w)	settled any litigation or action;

(x)	made any material change with respect to any method of management or operation in respect of the Business;

(y)	suffered any damage, destruction or extraordinary loss (whether or not covered by insurance) which has significantly affected or could significantly affect the Business or its Condition;

(z)	reduced or cancelled any insurance coverage;

(aa)	made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in, the Business or its Condition; or

(bb)	authorized, agreed or otherwise became committed to do any of the foregoing.

3.17	Authorizations

All of the Authorizations held by the Corporation are set out in Section 3.17 of the Disclosure Letter and, pursuant to the RVO Transaction, to the knowledge of the Vendor, the Corporation holds all material Authorizations required for it to conduct the Business and operate its Assets as conducted since the RVO Date and currently conducted in compliance with all Laws. True and complete copies of the Authorizations have been provided to the Purchaser Parties. The Corporation is in compliance in all material respects with all terms and conditions of the Authorizations, and all Authorizations are in good standing, valid and subsisting. There are no proceedings in progress, pending or, to the knowledge of the Vendor, threatened, that could result in the revocation, cancellation or suspension of any of the Authorizations. The Corporation is not subject to any legislation or any judgment, order or requirement of any Governmental Authority which is not of general application to Persons carrying on a business similar to the Business. To the knowledge of the Vendor, there are no facts or circumstances that could significantly affect the ability of the Corporation to continue to operate the Business as presently conducted by it following the completion of the Acquisition.

3.18	Compliance with Laws

The Corporation is operating the Business and has since the RVO Date operated the Business in compliance in all material respects with all Laws.

3.19	Compliance with Anti-Corruption Laws

Since the RVO Date, and, to the knowledge of the Vendor, prior to the RVO Date, neither the Corporation nor any director or officer, employee, agent or other person acting on behalf of the Corporation has, in relation to the Business:

(a)	made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(b)	made any direct or indirect unlawful payment to any Governmental Authority official;

(c)	violated or is in violation of any provision of Anti-Corruption Laws; or

(d)	employed any government or political official of any country to act on behalf of the Corporation.

No Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Corporation with respect to Anti-Corruption Laws is in progress, pending or, to the knowledge of the Vendor, threatened.

3.20	Compliance with Anti-Money Laundering Laws

Since the RVO Date and, to the knowledge of the Vendor, prior to the RVO Date, the Business has been conducted in compliance with all Anti-Money Laundering Laws and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Corporation with respect to the Anti-Money Laundering Laws is in progress, pending or, to the knowledge of the Vendor, threatened.

3.21	Compliance with Export Controls and Economic Sanctions Laws

Since the RVO Date, and, to the knowledge of the Vendor, prior to the RVO Date, the Corporation has not made any voluntary disclosure to any Governmental Authority under economic sanctions laws, freezing of assets laws or export control laws and, to the knowledge of the Vendor, the Corporation has not been the subject of any investigation or inquiry by a Governmental Authority regarding its compliance with any such laws and nor has it been assessed any fine or penalty in regard to such compliance.

3.22	Title to Assets

Except as disclosed in Section 3.22 of the Disclosure Letter, the Corporation has, and as of the Closing Time will have, good and marketable title to, and the sole legal and beneficial ownership of, all properties and assets that the Corporation purports to own and that are used or held for use in the Business, including:

(a)	the properties and assets reflected in the Financial Statements;

(b)	all properties and assets vested in the Corporation pursuant to the RVO Transaction; and

(c)	all properties and assets acquired by the Corporation in the Ordinary Course since the RVO Date,

in each case free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances set out in Section 3.22 of the Disclosure Letter that will be discharged on or prior to Closing. Except as disclosed in Section 3.22 of the Disclosure Letter, to the knowledge of the Vendor, no Person other than the Corporation owns any properties or assets that are being used in the Business.

3.23	No Other Purchase Agreements or Commitments for Assets

Since the RVO Date, no Person has any agreement or commitment, or any right or privilege capable of becoming a Contract for the acquisition of any of the Assets, other than Inventory in the Ordinary Course.

3.24	Leases of Personal Property

Section 3.24 of the Disclosure Letter sets out all leases and agreements to lease of personal property (the "Personal Property Leases") acquired by the Corporation pursuant to the RVO Transaction under which the Corporation leases any personal property in connection with the Business. True and complete copies of each Personal Property Lease have been provided to the Purchaser Parties. Since the RVO Date, and, to the knowledge of the Vendor, prior to the RVO Date, all payments and other obligations required to be paid or performed under the Personal Property Leases that are due and payable have been duly paid and performed, and all of such leases are in good standing and in full force and effect. Subject to obtaining the Required Consents, the completion of the Acquisition will not, to the knowledge of the Vendor, result in a default under any Personal Property Lease.

3.25	Leases of Real Property

Section 3.25 of the Disclosure Letter sets out all leases, offers to lease, notices to lease, agreements to lease, occupancy agreements, license agreements and tenancy agreements (collectively, the "Real Property Leases" and each a "Real Property Lease") acquired by the Corporation pursuant to the RVO Transaction under which the Corporation leases any real property (collectively, the "Leased Premises"). The following statements apply to periods since the RVO Date, and, with respect to periods prior to the RVO Date, to the knowledge of the Vendor.

(a)	Real Property Leases

(i)	The Vendor has provided true and complete copies of the Real Property Leases to the Purchaser Parties.

(b)	No Default and Other Matters

(i)	Each Real Property Lease is, since the RVO Date, in good standing and in full force and effect. The Corporation is exclusively entitled to all rights and benefits as tenant under the Real Property Leases. The Corporation has not, since the RVO Date, sublet, assigned or otherwise conveyed any rights in the Leased Premises or the Real Property Leases to any Person.

(ii)	Since the RVO Date, the Corporation is not in default under or in breach of any of the Real Property Leases except as disclosed in Section 3.25 of the Disclosure Letter. For each Real Property Lease, except as disclosed in Section 3.25 of the Disclosure Letter, the Corporation has since the RVO Date and, to the knowledge of the Vendor, prior to the RVO Date: (A) paid all rents, additional rents and other requisite payments due and owing; (B) performed all covenants and obligations required by it, and to the knowledge of the Vendor, each other party to the Real Property Lease has fully performed all of its covenants and obligations required by it and is not in default under or in breach of any representations, warranties, covenants and conditions contained in the Real Property Lease; and (C) not been, and is not currently, in breach of any Laws (including building and zoning by-laws), covenants, restrictions or official plans pertaining to the Leased Premises. The Corporation's Business operated on the Leased Premises under each Real Property Lease is permitted under the respective Real Property Lease and all of the Leased Premises are used for the operation of the Business. Subject to obtaining the Required Consents, the terms and conditions of the Real Property Leases will not be affected by, nor will the Real Property Leases be in default as a result of, the completion of the Acquisition.

(c)	Improvements

(i)	The Vendor owns and has good and marketable title, free and clear of all Encumbrances (other than Permitted Encumbrances), to all improvements the Corporation is entitled to under the respective Real Property Lease located on the Leased Premises that were acquired pursuant to the RVO Transaction, and the Corporation has adequate rights of ingress and egress to each of the Leased Premises for the operation of the Business.

(d)	Work Orders and Deficiencies

(i)	There are no outstanding work orders, non-compliance orders, deficiency notices or other similar notices issued by any Governmental Authority relating to the Leased Premises since the RVO Date or, to the knowledge of the Vendor, prior to the RVO Date, and, to the knowledge of the Vendor, neither the Corporation nor the Vendor is in discussions with any Governmental Authority relating to such work orders, non-compliance orders, deficiency notices or other similar notices. The Leased Premises are being operated in a manner that is in compliance with all Laws since the RVO Date.

(ii)	No amounts are owing by the Corporation in respect of the Leased Premises to any Governmental Authority or public utility, other than current accounts which are not in arrears since the RVO Date and the details of which are described in Section 3.25 of the Disclosure Letter.

3.26	Owned Real Properties

The Corporation does not own and, to the knowledge of the Vendor, has never owned any real property. The Corporation is not subject or party to any Contract or option to own any real property.

3.27	Material Contracts

Except for the Contracts set out in Section 3.27 of the Disclosure Letter, the Personal Property Leases set out in Section 3.24 of the Disclosure Letter (Leases of Personal Property), the Real Property Leases set out in Section 3.25 of the Disclosure Letter (Leases of Real Property), the Contracts set out in Section 3.30 of the Disclosure Letter (Intellectual Property), the Contracts set out in Section 3.32 of the Disclosure Letter (Contractors), the Contracts set out in Section 3.33 of the Disclosure Letter (Employment Agreements), the Benefit Plans set out in Section 3.35 of the Disclosure Letter (Employee Benefit and Pension Plans), and the Contracts set out in Section 3.42 of the Disclosure Letter (Insurance) (collectively, the "Material Contracts"), the Corporation is not a party to or bound by:

(a)	any distributor, advertising, marketing, or agency Contract;

(b)	any Contract for the purchase of materials, supplies, equipment or services involving more than $100,000;

(c)	any Contract for the provision of work or services or the sale of materials, or equipment involving more than $100,000;

(d)	any Contract requiring or contemplating any deferred payment for the purchase price for any assets, goods or services;

(e)	any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits or other entitlements to any current or former director, officer, employee or contractor, including upon a change of control;

(f)	any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing or lending of money or a leasing transaction of the type required to be capitalized in accordance with IFRS;

(g)	any Contracts that provides for the indemnification by the Corporation of any Person or the assumption of any Tax, Environment or other Liability of any Person;

(h)	any Contracts for capital expenditures in excess of $50,000 in the aggregate;

(i)	any commitment for charitable contributions;

(j)	any Contract pursuant to which the Corporation is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(k)	any Contract that relates to the Intellectual Property used by, licensed to or owned by the Corporation, other than in respect of shrink-wrap, click-wrap, or similar commercially available off-the-shelf software licences that either have not been modified or customized by a third party for Corporation;

(l)	any confidentiality or non-disclosure Contract that restricts the Corporation from disclosing any proprietary information or Confidential Information;

(m)	any Contract that limits or purports to limit the ability of the Corporation to: (i) engage in any line of business; (ii) to compete with any Person; (iii) operate in any geographic area; (iv) solicit or accept business from the clients or prospective clients of any Person; (v) solicit for employment or hire any Person; or (vi) otherwise conduct the Business as the Corporation may determine or desire;

(n)	any Contract or commitment to pay any royalty, license fee, management fee or other similar fee;

(o)	any Contract that relates to the acquisition or disposition of any business, material amount of shares or assets of any other Person or real property;

(p)	any Contract that does not expire, or may not expire if the same is renewed or extended at the option of any Person other than the Corporation and is not capable of being cancelled by the Corporation within one year after the date of this Agreement;

(q)	any Contract that contains payment obligations of the Corporation in excess of $100,000 on an annual basis and that has a term of more than six months and is not terminable on notice of 30 days or less;

(r)	any Contract entered into not in the Ordinary Course or with a Related Party; or

(s)	any Contract that is otherwise material to the Business or the Assets of the Corporation.

3.28	Material Contracts in Good Standing

Since the RVO Date, the Corporation has, in all material respects, performed the obligations required to be performed by it under the Material Contracts, and, to the knowledge of the Vendor, the Corporation was not in material default under any Material Contract immediately prior to the RVO Date. Each Material Contract is in full force and effect and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any Material Contract. Since the RVO Date, the Corporation has not received any written notice alleging that it is in default under any Material Contract. To the knowledge of the Vendor, no other party to any Material Contract is in material default under such Material Contract and have the capacity to continue to perform all of their respective obligations under the Material Contract. The Vendor has provided the Purchaser Parties with true copies of all Material Contracts, and any amendments or supplements made to them, in its possession or control.

3.29	Change of Control

Except as set out in Section 3.29 of the Disclosure Letter, none of the Contracts includes any change of control provision or other provision which would require payment by the Corporation to any Person in connection with the Acquisition.

3.30	Intellectual Property

(a)	Registrations and Pending Applications

(i)	Section 3.30 of the Disclosure Letter contains a complete list of all Intellectual Property used or held by the Corporation in the conduct of the Business since the RVO Date (including all Intellectual Property acquired pursuant to the RVO Transaction), together with the details of all registrations and applications for registration included in the Owned Intellectual Property. Section 3.30 lists the Owned Intellectual Property separately from the Licensed Intellectual Property.

(ii)	Since the RVO Date, and, to the knowledge of the Vendor, with respect to periods prior to the RVO Date, the registrations and applications for registration with respect to the Owned Intellectual Property are valid and subsisting, in good standing, current and up-to-date in all material respects, and recorded in the name of the Corporation to the extent required to preserve the Corporation's interest in such Owned Intellectual Property.

(b)	Title and Sufficiency

(i)	The Corporation owns or has sufficient rights to use the Intellectual Property acquired pursuant to the RVO Transaction as is necessary to operate the Business as operated by the Corporation since the RVO Date.

(ii)	Except as disclosed in Section 3.30 of the Disclosure Letter: (A) since the RVO Date, the Corporation has held the exclusive legal and beneficial right, title and interest in and to the Owned Intellectual Property, free and clear of Encumbrances (other than Permitted Encumbrances); and (B) since the RVO Date, none of the Owned Intellectual Property has been licensed to a Third Party.

(c)	Licenses

(i)	All of the Contracts regarding the Licensed Intellectual Property that were acquired pursuant to the RVO Transaction are: (A) listed in Section 3.30 of the Disclosure Letter; (B) since the RVO Date, valid and subsisting; and (C) to the extent applicable, required for the conduct of the Business as operated by the Corporation since the RVO Date. True and complete copies of such Contracts in the Vendor's possession or control have been provided to the Purchaser Parties. Since the RVO Date, the Corporation has, in all material respects, complied with the terms and conditions of such Contracts. There are no proceedings in progress, pending or, to the knowledge of the Vendor, threatened, that could result in the revocation, cancellation or suspension of any such Contracts. For avoidance of doubt, since the RVO Date, and, to the knowledge of the Vendor, prior to the RVO Date, neither the Vendor nor the Corporation has received any notice that the Corporation is in default (or, with the giving of notice or lapse of time or both, would be in default) of any licenses of Licensed Intellectual Property.

(d)	Anti-Spam

(i)	Since the RVO Date, and, to the knowledge of the Vendor, with respect to periods prior to the RVO Date, the Corporation has complied in all material respects with CASL.

(e)	Infringement

(i)	Since the RVO Date, the operation of the Business by the Corporation and the use of the Intellectual Property by the Corporation have not, in any material respect, infringed, misappropriated, misused or violated any Intellectual Property Rights of any Third Party. To the knowledge of the Vendor, no such infringement, misappropriation, misuse or violation occurred prior to the RVO Date.

(ii)	Since the RVO Date, neither the Vendor nor the Corporation has received any written notice, complaint, threat or claim alleging: (A) the infringement, misappropriation, misuse or violation of any Intellectual Property Rights of any Third Party; (B) that the Corporation does not own the Owned Intellectual Property; or (C) in the case of Licensed Intellectual Property, that the Corporation does not have the right (unless otherwise stated in Section 3.30 of the Disclosure Letter) to exploit the Licensed Intellectual Property as contemplated in the applicable license Contract.

(iii)	Subject to Section 3.30 of the Disclosure Letter, the Corporation has not, since the RVO Date, issued any notices, complaints or claims alleging infringement of the Intellectual Property by a Third Party.

3.31	Employees

Section 3.31 of the Disclosure Letter contains the following:

(a)	a complete and accurate list of all employees of the Corporation who are employed in respect of the Business as of the date of this Agreement, which indicates, in each case based on the Corporation's employment records delivered to the Vendor pursuant to the RVO Transaction, and, for each such employee, to the extent recorded in such employment records: (i) the employee's name; (ii) age; (iii) status (as indefinite term, fixed-term, seasonal or casual); (iv) union or non-union; (v) place of employment; (vi) length of service (including any prior employment that would affect the calculation of length of service for any purpose); (vii) job title or classification; (viii) annual salary or hourly wage; (ix) any other form of incentive compensation (including commissions, bonuses, equity incentives and any other variable pay) and the employee's incentive compensation payment history; and (x) all employment benefits under the Benefit Plans;

(b)	a complete and accurate list of all employees who are now on disability, maternity or other authorized or unauthorized leave, based on the Corporation's employment records delivered to the Vendor pursuant to the RVO Transaction, indicating (i) the reason for such absence; and (ii) the expected date of return; and

(c)	a complete and accurate list of all employees of the Corporation who will be offered employment with the Vendor or an Affiliate thereof pursuant to the Pre-Closing Reorganization, who will cease to be employed by the Corporation following the completion of the Pre-Closing Reorganization or as soon thereafter as such Vendor or Affiliate establishes its payroll account.

3.32	Contractors

Section 3.32 of the Disclosure Letter contains a complete and accurate list of all contractors of the Corporation engaged to perform services in respect of the Business, based on the records delivered to the Vendor pursuant to the RVO Transaction, indicating for each contractor: (a) the contractor's name; (b) a description of the engagement; (c) location of engagement; (d) engagement date; (e) term of engagement; (f) a summary of the fees and other compensation paid as reflected in such records; (g) whether the contractor is providing services pursuant to a written consulting agreement; and (h) whether the contractor is incorporated or a sole proprietor. The Corporation has provided the Purchaser Parties with true and complete copies of all written contractor agreements delivered to the Vendor pursuant to the RVO Transaction that have annual fees or compensation in excess of $50,000. Except as disclosed in Section 3.32 of the Disclosure Letter, since the RVO Date, and, to the knowledge of the Vendor, prior to the RVO Date, all Persons who are receiving compensation for work or services provided to the Corporation who are not employees are treated as independent contractors and properly characterized as such.

3.33	Employment Agreements

Except as disclosed in Section 3.33 of the Disclosure Letter:

(a)	the Corporation is not a party to or bound by any Contract for the employment of any individual. With respect to any such Contracts in effect prior to the RVO Date, this representation is made to the knowledge of the Vendor;

(b)	the Corporation is not a party to any Contract providing for retention, change-of-control, transaction bonus or similar agreement or payment. With respect to any such agreements in effect prior to the RVO Date, this representation is made to the knowledge of the Vendor;

(c)	neither the Corporation nor the Vendor has paid, accrued, become liable for or will be required to pay any termination pay, severance pay, retention bonus, change-of-control payment or similar amount to any current or former employee or contractor as a result of the Acquisition. With respect to any such liabilities relating to periods prior to the RVO Date, this representation is made to the knowledge of the Vendor; and

(d)	the Corporation has provided the Purchaser Parties with true and complete copies of all written employment agreements that were delivered to the Vendor in connection with the RVO Transaction.

3.34	Labour and Employment Matters

(a)	Except as disclosed in Section 3.34 of the Disclosure Letter, the Corporation is not, since the RVO Date, subject to any collective bargaining agreement or other similar agreement with any trade union, employee association or similar organization (collectively, "Labour Representatives"), and has not, since the RVO Date, made any commitment to or conducted negotiations with any Labour Representatives with respect to any future agreement. No Labour Representatives hold bargaining rights with respect to the employees of the Corporation, have applied to be certified as the Labour Representative of any employee of the Corporation or have applied to have the Corporation declared a related employer or successor employer pursuant to the Labour Relations Act (Ontario) or similar legislation in any other jurisdiction, and, to the knowledge of the Vendor, no such applications were made prior to the RVO Date.

(b)	Since the RVO Date, there are no existing or, to the knowledge of the Vendor, threatened attempts to organize, certify or establish any Labour Representative with respect to any employees of the Corporation.

(c)	Since the RVO Date, there are no existing or, to the knowledge of the Vendor, threatened strikes, labour disputes, work slow-downs or stoppages, grievances, controversies or other labour relations difficulties or concerted actions pertaining to the Corporation, and no such event has occurred since the RVO Date or, to the knowledge of the Vendor, within the last five years.

(d)	Since the RVO Date, and, to the knowledge of the Vendor, prior to the RVO Date, the Corporation has complied in all material respects with all Laws relating to the employment of its current and former employees, including all Laws concerning statutory employment standards, labour standards, taxation, human rights, privacy, occupational health and safety, pay equity, employment equity, accessibility, immigration and workers' compensation.

(e)	Except as disclosed in Section 3.34 of the Disclosure Letter, the Corporation is not, since the RVO Date, subject to any complaints or Legal Proceedings filed or commenced against it pursuant to any Laws relating to the employment of employees or engagement of contractors, or any complaints or Legal Proceedings by current or former employees or contractors of the Corporation or their dependents (including any claim for wrongful dismissal, constructive dismissal or any other tort claim), and, to the knowledge of the Vendor, no such complaint or Legal Proceeding was threatened since the RVO Date.

(f)	Except as disclosed in Section 3.34 of the Disclosure Letter, since the RVO Date and, to the knowledge of the Vendor, in the last five years, no allegations of sexual or other unlawful harassment or discrimination have been made against any of the current or former directors, officers or executive-level employees of the Corporation.

(g)	All amounts due and payable by the Corporation to its former and current employees and contractors since the RVO Date have been paid in full and all amounts accruing due to same relating to periods since the RVO Date have been accurately reflected in the financial records of the Corporation.

(h)	Except as disclosed in Section 3.34 of the Disclosure Letter, the Corporation has paid in full all amounts owing under any workers' compensation Laws relating to periods since the RVO Date.

(i)	There are no pending charges, outstanding compliance orders, inspection orders or similar orders issued by a Governmental Authority under any occupational health and safety Laws relating to the Corporation or the Business since the RVO Date, and, to the knowledge of the Vendor, no such investigation was ongoing or contemplated prior to the RVO Date. There have been no fatal or critical accidents since the RVO Date, and to the knowledge of the Vendor, none occurred in the five years prior to the RVO Date.

(j)	To the knowledge of the Vendor, no employee or former employee and no contractor or former contractor is in violation of any applicable covenant regarding confidentiality, protection of intellectual property, non-solicitation or non-competition.

3.35	Employee Benefit and Pension Plans

(a)	Section 3.35 of the Disclosure Letter contains a complete, accurate and up-to-date list of all Benefit Plans (and specifies which of the Benefit Plans is a multi-employer plan) acquired by the Corporation pursuant to the RVO Transaction. The Vendor has made true and complete copies of all Benefit Plans and all material Contracts relating to the Benefit Plans available to the Purchaser Parties (or, where such Benefit Plans or Contracts are oral, written summaries of same), together with all other material documents relating to the Benefit Plans, including, as applicable:

(i)	all material employee communications and booklets relating to the Benefit Plans;

(ii)	all financial and accounting statements and reports for each of the last six years;

(iii)	the three most recent actuarial valuation reports (whether or not filed with any Governmental Authority);

(iv)	all annual information returns or other returns filed with, and all material correspondence with, any Governmental Authority within the last six years;

(v)	the current investment policies and funding policies in respect of any Benefit Plan; and

(vi)	all legal opinions, consultants’ reports and advance income tax rulings, if any, or other correspondence relating to any of the Benefit Plans.

(b)	Each Benefit Plan has, since the RVO Date, been in material compliance with, and established, registered, amended, administered, funded and invested in accordance with all Laws, the terms of the Benefit Plan and all supporting documents, and, to the knowledge of the Vendor, was so administered prior to the RVO Date.

(c)	All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Benefit Plan for periods since the RVO Date have been paid and/or remitted in a timely fashion in accordance with its terms and all Laws, and, to the knowledge of the Vendor, were paid or remitted in respect of periods prior to the RVO Date.

(d)	The Corporation possesses all of the data required to administer the Benefit Plans since the RVO Date, to the knowledge of the Vendor, and such data is correct and up to date in all material respects.

(e)	None of the Benefit Plans provide benefits beyond retirement or other termination of service to the current and former employees of the Corporation or to the spouses, beneficiaries or dependents of such employees or former employees.

(f)	The Corporation may amend, revise or terminate each Benefit Plan after Closing in accordance with its terms without material Liability to the Corporation other than ordinary administrative expenses typically incurred in terminating benefit plans of a similar nature. No improvements to any Benefit Plan have been promised other than those made in the Ordinary Course, and the Corporation has not represented or promised any amendment or improvement to any Benefit Plan, or committed to create any additional Benefit Plan, prior to Closing.

(g)	Since the RVO Date, the Corporation has satisfied all of its obligations under the Benefit Plans and is not in breach or default of any provision of such Benefit Plans, and, to the knowledge of the Vendor, no such breach or default existed prior to the RVO Date.

(h)	Since the RVO Date, none of the Benefit Plans, or any insurance contract relating thereto, has required or permitted, and, to the knowledge of the Vendor, prior to the RVO Date, did not require or permit any retroactive increase in premiums or payments, or require or permit additional premiums on termination of such Benefit Plan.

(i)	Since the RVO Date, the Corporation has not received notice of any investigation, examination or other Legal Proceeding from any Governmental Authority or other Person (other than claims for benefits payable in the Ordinary Course of the Benefit Plans), and, to the knowledge of the Vendor, prior to the RVO Date, there are no facts which could reasonably be expected to give rise to any such investigation, examination or other Legal Proceeding in respect of any Benefit Plan.

(j)	The Closing of the Acquisition will not, to the Vendor's knowledge, trigger any payment, acceleration of payment, vesting of benefits, increasing of benefits, or obligation to fund or secure benefits under any Benefit Plan.

(k)	Since the RVO Date, no Benefit Plan is a Pension Plan. The Corporation does not contribute to, is not required to contribute to, and has no liability under, any Pension Plan, and, to the knowledge of the Vendor, the same was true prior to the RVO Date.

3.36	Tax Matters

The following representations are in all cases made subject to the knowledge of the Vendor.

(a)	The Corporation has, since the RVO Date, and, to the knowledge of the Vendor, prior to the RVO Date, duly and on a timely basis prepared and filed all Tax Returns required to be filed by it prior to the Closing Date, and such Tax Returns are true, complete and correct in all material respects. To the extent obtained by the Vendor as part of the RVO Transaction, copies of such Tax Returns filed in respect of the last four fiscal years ending prior to the date hereof have been provided to the Purchaser Parties prior to the date hereof.

(b)	The Corporation has since the RVO Date, and, to the knowledge of the Vendor, prior to the RVO Date, paid on a timely basis all Taxes which are due and payable by it on or before the Closing Date, including instalments on account of Taxes, and, to the knowledge of the Vendor, there are no other material Taxes due and payable by the Corporation in respect of such periods other than those arising in the Ordinary Course.

(c)	Expect as indicated in Section 3.36 of the Disclosure Letter, since the RVO Date, there are no audits, examinations, negotiations, claims, actions, investigations, proceedings, assessments or reassessments in progress, pending or, to the knowledge of the Vendor, threatened by any Governmental Authority with respect to Taxes. To the knowledge of the Vendor, no such audit or reassessment was pending or threatened prior to the RVO Date.

(d)	Based on the Corporation's Tax records delivered to the Vendor in connection with the RVO Transaction and maintained since the RVO Date, federal and provincial income tax assessments have been issued to the Corporation covering all periods up to but not including the current fiscal year that will end immediately before Closing. Since the RVO Date, there are no Legal Proceedings pending or, to the knowledge of the Vendor, threatened against the Corporation in respect of any Taxes, and, to the knowledge of the Vendor, no Legal Proceedings were pending or threatened against the Corporation in respect of any Taxes prior to the RVO Date.

(e)	Since the RVO Date, the Corporation has not entered into any agreement, waiver or arrangement extending the time for filing any Tax Return or paying any Taxes, and, to the knowledge of the Vendor, no such agreement or waiver existed prior to the RVO Date.

(f)	The Corporation has, since the RVO Date, withheld and remitted all required Taxes in accordance with applicable Laws. To the knowledge of the Vendor, for periods prior to the RVO Date, all required amounts were withheld and remitted.

(g)	The Corporation has, since the RVO Date, duly and timely collected, remitted and reported all amounts required under applicable sales, use, GST/HST and other indirect tax Laws, and, to the knowledge of the Vendor, did so for periods prior to the RVO Date.

(h)	Since the RVO Date, there are no Encumbrances on any Assets of the Corporation that arose in connection with any failure to pay Taxes, and, to the knowledge of the Vendor, no such Encumbrances existed prior to the RVO Date.

(i)	The Corporation has, since the RVO Date, not requested any rulings or determinations in respect of Taxes, and, to the knowledge of the Vendor, no such requests were pending prior to the RVO Date.

(j)	Since the RVO Date, the Corporation has not received any written claim from any Governmental Authority asserting that the Corporation is required to file Tax Returns or pay Taxes in any jurisdiction in which it does not currently file, and, to the knowledge of the Vendor, no such claims were made prior to the RVO Date that remain unresolved.

(k)	The Corporation is not, since the RVO Date, a party to any Tax indemnification, allocation or sharing agreement, and, to the knowledge of the Vendor, was not party to any such agreement prior to the RVO Date that could give rise to a liability after Closing.

(l)	To the knowledge of the Vendor, the Corporation has not participated in any transaction requiring disclosure under sections 237.3 or 237.4 of the Tax Act or any similar provision of applicable Tax Laws.

(m)	Since the RVO Date, all subsidies, government assistance and Tax refunds claimed or received by the Corporation were claimed in accordance with applicable Law, and, to the knowledge of the Vendor, the same was true for periods prior to the RVO Date.

(n)	To the knowledge of the Vendor, there are no circumstances that would result in the application of sections 17, 78 or 79 to 80.04 of the Tax Act (or equivalent provisions of any Tax Laws) to the Corporation.

(o)	Since the RVO Date, the Corporation has not assumed liability for Taxes of any other Person, and, to the knowledge of the Vendor, no such liability existed prior to the RVO Date.

(p)	To the knowledge of the Vendor, the Corporation has engaged only in transactions with non-arm's-length parties on terms consistent with terms between arm's length parties and at prices equal to fair market value.

(q)	To the knowledge of the Vendor, the Corporation has complied with applicable transfer pricing documentation and reporting requirements.

(r)	GST Matters:

(i)	The Corporation is registered for purposes of the Excise Tax Act (Canada) and, following the Pre-Closing Reorganization, its registration number is expected to be CA830745790RT0002; and

(ii)	All input tax credits claimed by the Corporation for purposes of the Excise Tax Act (Canada) were calculated in accordance with Laws in all material respects, and the Corporation has in all material respects complied with all registration, reporting, payment, collection and remittance requirements in respect of goods and services tax, provincial sales tax and harmonized sales tax legislation.

(s)	The Corporation has, since the RVO Date, complied with subsection 89(14) of the Tax Act in respect of any dividends designated, declared or reported as eligible dividends and does not have any excessive eligible dividend designations, and, to the knowledge of the Vendor, did so prior to the RVO Date.

(t)	The Purchased Shares are not "taxable Canadian property" of the Vendor (or any successor of the Vendor) within the meaning of the Tax Act.

Notwithstanding anything to the contrary in this Agreement the representations and warranties in this Section 3.36 or anywhere else in this Agreement are not intended to serve as representations or warranties as to, nor can they be relied upon in determining, the amount of, or limitations on the use in any taxable period beginning on or after the Closing Date of any losses, deductions, credits or other tax attributes, or relied upon for any other Tax position taken in any other taxable period beginning on or after the Closing Date.

3.37	Environmental Matters

Except as disclosed in Section 3.37 of the Disclosure Letter:

(a)	the Corporation is not, since the RVO Date, in violation of any Environmental Laws in any material respect, and, with respect to the 12 months prior to the RVO Date, to the knowledge of the Vendor; and

(b)	since the RVO Date, there are no pending or, to the knowledge of the Vendor, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Laws against the Corporation which, if determined adversely, would reasonably be expected to be materially adverse to the Corporation.

3.38	Customers and Suppliers

A list of the five (5) largest current customers and five (5) largest current suppliers of the Corporation is set out in Section 3.38 of the Disclosure Letter. Except as is disclosed in Section 3.38 of the Disclosure Letter, there has been no termination or cancellation of, and no material modification or change in, any business relationship of the Corporation with any customer or supplier since the RVO Date or, with respect to periods prior to the RVO Date, to the knowledge of the Vendor, in the previous two calendar years. To the knowledge of the Vendor, there is no reason to believe that the benefits of any customer or supplier relationship will not continue after the Closing Time in substantially the same manner as between the RVO Date and prior to the Closing Time.

3.39	Warranties and Claims

Except as disclosed in Section 3.39 of the Disclosure Letter:

(a)	since the RVO Date and, to the knowledge of the Vendor prior to the RVO Date, the Corporation has not given any written or oral warranty, express or implied (except for warranties implied by Law), in respect of any of the products sold or serviced by it, except warranties made in the Ordinary Course and in the form of the Corporation's standard warranty, true and complete copies of which have been provided to the Purchaser Parties;

(b)	since the RVO Date, no claims have been made against the Corporation for breach of warranty or contract or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work, and there are no facts or circumstances that exist that could reasonably be expected to result in any such claim, and, with respect to periods prior to the RVO Date, to the knowledge of the Vendor, no such claims have been made in the two years prior to the date hereof;

(c)	the Corporation is not now subject to any agreement or commitment requiring it to repurchase products or adjust prices except in the Ordinary Course; with respect to periods prior to the RVO Date, this statement is made to the knowledge of the Vendor; and

(d)	the Corporation has not made a product warranty or liability claim (or claim in the nature thereof) against any supplier since the RVO Date, and, with respect to periods prior to the RVO Date, to the knowledge of the Vendor, no such claims were made in the two years prior to the date hereof.

3.40	Inventory

All Inventory held by the Corporation since the RVO Date or pursuant to the RVO Transaction, other than Inventory that is an Excluded Asset, is usable and saleable in the Ordinary Course and has been determined and valued in accordance with IFRS, customary industry standards and Laws.

3.41	Litigation

Except as disclosed in Section 3.41 of the Disclosure Letter, there are no Legal Proceedings, whether pending, in progress or since the RVO Date threatened, against or involving the Corporation or its Assets. With respect to periods prior to the RVO Date, this statement is made to the knowledge of the Vendor. To the knowledge of the Vendor, no event has occurred which might give rise to any such proceedings and there is no judgment, decree, injunction, rule, award or order of any Governmental Authority to which the Corporation is subject.

3.42	Insurance

Section 3.42 of the Disclosure Letter contains a true and complete list of all insurance policies acquired by the Corporation pursuant to the RVO Transaction or put in place by the Corporation or the Vendor since the RVO Date in connection with the Business, Assets, operations, employees, officers and directors, specifying for each policy: (a) the insurer; (b) the amount of coverage; (c) the type of coverage; (d) the policy number; (e) the annual premium; (f) the expiration date; and (g) a description of all claims in progress or pending under such policies. True and complete copies of such insurance policies have been provided to the Purchaser Parties to the extent in the possession or control of the Vendor or the Corporation. Since the RVO Date, all such insurance policies are in full force and effect. The Closing of the Acquisition will not, to the knowledge of the Vendor, cause a modification, reduction or cancellation of any such insurance policy. The Corporation is not in default with respect to any of the provisions contained in any such insurance policies since the RVO Date, and has not failed to give any notice or pay any premium or present any claim under any such insurance policy in a timely manner since the RVO Date. The Vendor has no knowledge that any of the insurance policies set out in Section 3.42 of the Disclosure Letter will not be renewed upon expiry. Except as disclosed in Section 3.42 of the Disclosure Letter, since the RVO Date, there has been no significant change in relationship with insurers, premiums or coverage. To the knowledge of the Vendor, the Corporation has not received any notice of cancellation or denial of claims since the RVO Date. To the knowledge of the Vendor, there are no circumstances requiring notice under such policies that have not been given with respect to periods since the RVO Date. Since the RVO Date, the Corporation has not experienced claims in excess of policy limits. There will be no retrospective premiums or adjustments arising solely from periods since the RVO Date. To the knowledge of the Vendor, the policies are of the type and in the amounts customarily carried by prudent businesses of similar size and nature.

3.43	Privacy Laws and Transactional Personal Information

(a)	Since the RVO Date, the Corporation is, and to the knowledge of the Vendor with respect to periods prior to the RVO Date has been, in compliance in all material respects with all applicable Privacy Laws relating to Personal Information. There is no complaint, audit, proceeding, investigation or claim currently pending since the RVO Date, and to the knowledge of the Vendor no such matter was pending or threatened prior to the RVO Date.

(b)	To the knowledge of the Vendor, the Corporation has not experienced any unauthorized access, misuse, loss or damage to Personal Information since the RVO Date, and the Vendor has no knowledge of any such matters prior to the RVO Date.

3.44	Non-Arm's Length Matters

Except as disclosed in Section 3.44 of the Disclosure Letter and except for usual compensation paid in the Ordinary Course, since the RVO Date, the Corporation has not made any payments or loans to, borrowed monies from, or been indebted to any officer, director, employee or shareholder, or any Person not dealing at Arm's Length. Except as disclosed, since the RVO Date, the Corporation is not a party to any Contract with any such Persons. With respect to periods prior to the RVO Date, the Vendor makes this representation only to its knowledge.

3.45	No Solvency or Reorganization Proceedings

Since the RVO Date, no proceedings have been taken or authorized by the Corporation or by any other Person relating to bankruptcy, insolvency, liquidation, dissolution or winding-up. To the knowledge of the Vendor, no such proceedings were threatened or occurred prior to the RVO Date. No events have occurred since the RVO Date that could reasonably be expected to result in such proceedings.

3.46	Brokerage and Finder's Fees

Except as disclosed in Section 3.46 of the Disclosure Letter, neither the Vendor, the Corporation nor their respective Representatives (in each case, since the RVO Date) have retained any broker, finder, financial advisor or agent or incurred any Liabilities or obligations to pay any fees, commissions or other similar forms of compensation to any broker, finder, financial advisor or agent with respect to the Acquisition.

3.47	Authority and Approval of Vendor

The Vendor is a limited liability company formed and existing under the laws of its jurisdiction of formation. The board of directors and shareholders of the Vendor have, or will have, by the Closing Time, taken all necessary corporate actions, steps and other proceedings to approve and authorize the Acquisition. The Vendor has good and sufficient right and authority to enter into this Agreement and all agreements to which the Vendor is or will be a party in connection with the Acquisition, including the applicable Ancillary Agreements, and to perform all obligations under such agreements.

3.48	Execution and Binding Obligation of Vendor

This Agreement, each applicable Ancillary Agreement and all other agreements to which the Vendor is or will be a party in connection with the Acquisition has been, or will have been by the Closing Time, duly executed and delivered by the Vendor, and each such agreement constitutes, or will at Closing constitute, a legal, valid and binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms.

3.49	Required Authorizations and Consents of Vendor

Except as set out in Section 3.49 and Section 3.6 (Required Authorizations and Required Consents) of the Disclosure Letter, the Vendor is not under any obligation to notify or obtain the approval or consent of any Person under any Contract, or to obtain any Authorization or provide notice to any Governmental Authority in connection with or relating in any way to the execution, delivery or performance by it of this Agreement or any Ancillary Agreement to which it is or will be a party.

3.50	Vendor's Ownership of Purchased Shares

The Vendor is the registered and beneficial owner of all of the Purchased Shares. The Vendor has the exclusive right to sell, assign and transfer the Purchased Shares as provided in this Agreement free and clear of any Encumbrances other than the restrictions on transfer, if any, contained in the Corporation's articles. Upon completion of the Acquisition, the Purchaser will be the sole registered and beneficial owner of the Purchased Shares, free and clear of all Encumbrances other than the restrictions on transfer, if any, contained in the Corporation's articles.

3.51	No Conflict with Constating Documents, Contracts, Authorizations and Laws

Except as disclosed in Section 3.6 (Required Authorizations and Required Consents) and this Section 3.51, the execution, delivery and performance by the Vendor of this Agreement, each of the Ancillary Agreements to which the Vendor is or will be a party, all other agreements to which it is or will be a party in connection with the Acquisition and the completion of the transactions contemplated by this Agreement will not constitute or result in a violation or breach of, or conflict with:

(a)	any term or provision of the Vendor's articles, by-laws or other constating documents;

(b)	the terms of any Contract to which the Vendor is a party or by which it is bound;

(c)	any term or provision of any Authorization of the Vendor;

(d)	any order or judgment of any Governmental Authority; or

(e)	any Law.

3.52	No Other Agreements to Purchase from Vendor

Except for the Purchaser's right under this Agreement to purchase the Purchased Shares, no Person has any agreement, arrangement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, arrangement, option, understanding or commitment for the acquisition of any of the Purchased Shares from the Vendor.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

The Purchaser Parties jointly and severally represent and warrant to the Vendor as follows, and acknowledge and confirm that the Vendor is relying upon such representations and warranties in connection with its sale of the Purchased Shares:

4.1	Corporate Status and Authorization and Approval

Each of the Purchaser Parties is a corporation duly formed and validly existing under the laws of its jurisdiction of formation. The board of directors of each of the Purchaser Parties has taken all necessary corporate actions, steps and other proceedings to approve and authorize the Acquisition. Each of the Purchaser Parties has good and sufficient right and authority to enter into this Agreement, the Ancillary Agreements to which it is a party and all other agreements to which it is a party in connection with the Acquisition and to perform all obligations under such agreements. No further corporate proceedings are required to authorize the execution, delivery and performance of the Ancillary Agreements by the Purchaser Parties.

4.2	Execution and Binding Obligation

This Agreement has been duly executed and delivered by the Purchaser Parties and the Agreement constitutes a legal, valid and binding obligation of the Purchaser Parties, enforceable against them in accordance with its terms. When each Ancillary Agreement and each other agreement to which the Purchaser or the Purchaser Parent is or will be a party in connection with the Acquisition has been duly executed and delivered by the Purchaser or the Purchaser Parent, as applicable, such Ancillary Agreement or such other agreement will constitute a legal, valid and binding obligation of the Purchaser or the Purchaser Parent, as applicable, enforceable against it in accordance with its terms.

4.3	No Conflict with Constating Documents, Authorizations, Contracts and Laws

The execution, delivery and performance by each of the Purchaser Parties of the agreements to which it is a party in connection with the Acquisition, including this Agreement and any Ancillary Agreements to which it is a party, and the completion of the transactions contemplated by this Agreement will not constitute or result in a violation or breach of, or conflict with:

(a)	any term or provision of the articles, notice of articles or other constating documents of either Purchaser Party;

(b)	the terms of any Contract to which either Purchaser Party is a party or by which it is bound;

(c)	any term or provision of any of the Authorizations of either Purchaser Party;

(d)	any order or judgment of any Governmental Authority;

(e)	any Law; or

(f)	the Acquisition Financing or the Financing Documents.

No consent, approval, authorization, order, filing or registration of or with, or notice to, any Governmental Authority or other Person is required by either Purchaser Party in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement, other than those that have been obtained or made and are in full force and effect and those that, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the completion of the Acquisition or the performance by the Purchaser Parties of their obligations hereunder.

4.4	Brokerage and Finder's Fees

Neither Purchaser Party has retained any broker, finder, financial advisor or agent or incurred any Liabilities or obligations to pay any fees, commissions or other similar forms of compensation to any broker, finder, financial advisor or agent with respect to the Acquisition.

4.5	Investment Canada Act

The Purchaser is not a "Non-Canadian" within the meaning of the Investment Canada Act.

4.6	Solvency

Neither Purchaser Party is insolvent and neither will be rendered insolvent as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the completion of the transactions contemplated hereby, including the incurrence of obligations under the VTB Note, the Pledge Agreement and/or the Limited Recourse Guarantee.

4.7	No Side Letters

The Purchaser Parties have delivered to the Vendor true, correct and complete copies of all agreements, instruments, fee letters, term sheets, commitment letters and side arrangements relating to the Acquisition Financing. There are no other agreements or arrangements (written or oral) that would reasonably be expected to affect the availability, priority or terms of the Acquisition Financing or the Purchaser Parties' ability to satisfy their respective obligations under this Agreement or the Ancillary Agreements to which such Purchaser Party is party. The Purchaser Parties represent and warrant that:

(a)	there are no side letters, instruments, undertakings, fee letters or other agreements or arrangements (whether written or oral) with any lender or financing source relating to the Acquisition Financing other than the Financing Documents delivered to the Vendor;

(b)	neither Purchaser Party shall enter into any such agreement, instrument, arrangement or understanding without the prior written consent of the Vendor (acting reasonably);

(c)	no Financing Document contains any provision (including any "most favoured lender" or similar clause) that could reasonably be expected to adversely affect the Vendor's rights or security under the VTB Note or the Pledge Agreement; and

(d)	the Purchaser Parties have delivered to the Vendor true, correct and complete copies of all Financing Documents.

Article 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1	Survival of Representations and Warranties of the Vendor

The representations and warranties contained in this Agreement will survive the Closing and, subject to Section 8.3(a)(ii), will continue in full force and effect for a period of 18 months after the Closing Date, except that:

(a)	the Tax Representations and Warranties will survive and continue in full force and effect until 90 days from the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax legislation in respect of any taxation year to which such representations and warranties extend could be issued (without regard to any waiver or similar document filed by a Purchaser Party extending such period, unless the Vendor has consented in writing to the filing of such waiver or similar document); and

(b)	the Vendor Fundamental Representations and Warranties will survive and continue in full force and effect for the maximum period permitted by Law.

The Vendor will not have liability with respect to any representation or warranty they make in this Agreement after the end of the applicable survival period specified in this Section 5.1 unless a Purchaser Party has provided written notice of its claim regarding the representations and warranties (pursuant to Article 8) before the end of the applicable survival period specified in this Section 5.1, in which case liability for such claim will survive and continue in full force and effect until the final determination of such claim or the expiry of the limitation period under applicable Law, whichever is sooner.

5.2	Survival of Representations and Warranties of the Purchaser Parties

The representations and warranties made by the Purchaser Parties contained in this Agreement will survive the Closing and will continue in full force and effect for the benefit of the Vendor for a period of 18 months following the Closing Date, except that the Purchaser Parties' Fundamental Representations and Warranties will survive and continue in full force and effect for the maximum period permitted by Law. Neither Purchaser Party will have liability with respect to any representation or warranty it makes in this Agreement after the end of the survival period specified in this Section 5.2 unless the Vendor has provided written notice of its claim regarding the representations and warranties before the end of the survival period specified in this Section 5.2, in which case liability for such claim will survive and continue in full force and effect until the final determination of such claim or the expiry of the limitation period under applicable Law, whichever is sooner.

5.3	Fraud

Notwithstanding Section 5.1 and Section 5.2, in the event of fraud or fraudulent misrepresentation, intentional misrepresentation, willful misconduct or breach or criminal conduct with respect to any representation or warranty, such representation or warranty will survive and continue in full force and effect indefinitely.

Article 6
POST-CLOSING COVENANTS OF THE PARTIES

6.1	Confidentiality

(a)	After the Closing, the Vendor shall hold, and shall use commercially reasonable efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Corporation, the Business and the Assets, except to the extent that the Vendor can show that such information is generally available to and known by the public through no fault of any of the Vendor or any of its Representatives.

(b)	If the Vendor or its Representatives are compelled to disclose any information, which by this Section 6.1 it has covenanted not to disclose, by judicial or administrative process or by other requirements of Law, the Vendor shall: (i) promptly notify the Purchaser Parties in writing of its obligation to disclose; (ii) disclose only that portion of information that it is legally required to disclose in the opinion of its legal counsel; and (iii) at all times, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information by the recipients thereof.

6.2	Corporate Name

After Closing, within five (5) Business Days following written request by the Vendor to the Purchaser Parties, the Purchaser Parties shall cause the Corporation to amend its name to a name that does not include the word "Flow" or any similar word or any word or phrase that could reasonably be construed as suggesting any connection or relationship with the Vendor or any of its Affiliates. Further, from and after Closing, the Purchaser Parties shall cause the Corporation not to use any name, trade name, style or domain name that includes the word "Flow" or any similar word or any word or phrase that could reasonably be construed as suggesting any connection or relationship with the Vendor or any of its Affiliates, other than retaining the legal name of the Corporation for such period of time post-Closing in accordance with this Section 6.2. Nothing in this Agreement restricts the Vendor's or its Affiliates' continued rights to use, register, license or otherwise exploit any name, trade name, business name, trademark, service mark, style, logo, domain name or other identifier containing "Flow". The Purchaser Parties shall make all filings with Governmental Authorities necessary or appropriate in connection with any post-Closing name changes or registrations they elect to make that comply with the foregoing, and, if requested by the Vendor, promptly deliver evidence thereof to the Vendor.

6.3	Preparation of Financial Statements

The Vendor covenants and agrees with the Purchaser Parties that, from and after the Closing Date, it shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with the Purchaser Parties and the Corporation and, at the request of a Purchaser Party, promptly prepare, or cause to be prepared, and deliver to the Purchaser Parties, at the Purchaser Parties' sole cost and expense, all financial statements (including audited and interim financial statements) and all other information, records and documentation relating to the Corporation and its Business as may be required by the Purchaser Parties in order to comply with any applicable Laws, including, without limitation, applicable securities Laws, the rules and regulations of the Cboe Canada stock exchange, and the requirements of any Governmental Authority having jurisdiction. In the event that the Acquisition constitutes, or will constitute, an acquisition of a business that requires the filing of a business acquisition report under National Instrument 51-102 – Continuous Disclosure Obligations, the Vendor will, at the Purchaser Parties' cost and expense, cooperate with the Purchaser Parties to provide the Purchaser Parties with such information as the Purchaser Parties may reasonably require to prepare and complete such business acquisition report.

6.4	[Redacted – Confidential Information]

6.5	Tax Matters

(a)	The Vendor shall, at the Vendor's sole cost and expense, prepare and timely file, all income tax returns of the Corporation due on or prior to the Closing Date, and such income tax returns will be prepared on a basis consistent with past practice and accounting methods of the Corporation and the Tax Representations and Warranties, unless otherwise required by applicable Law.

(b)	The Vendor shall, at the Vendor's sole cost and expense, prepare, or cause to be prepared, and the Purchaser Parties shall assist the Vendor in timely filing, all income tax returns of the Corporation that are required to be filed after the Closing Date with respect to any Pre-Closing Tax Period. Such income tax returns will be prepared on a basis consistent with past practice and accounting methods of the Corporation and the Tax Representations and Warranties, unless otherwise required by applicable Law. The Vendor shall submit to the Purchaser Parties draft copies of the income tax returns for its review and comment at least 30 days prior to filing and the Vendor shall in good faith consider the Purchaser Parties' comments in respect of such income tax returns.

(c)	The Purchaser shall, at the Purchaser's sole cost and expense, prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Corporation for any Straddle Period (the "Straddle Period Returns"). The Purchaser shall submit draft copies of the income Straddle Period Returns to the Vendor for its review and comment at least 15 days prior to filing and the Purchaser shall consider in good faith the Vendor's comments in respect of such income Straddle Period Returns.

(d)	In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending immediately before the Closing Date shall be:

(i)	in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up to and including the day immediately preceding the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)	in the case of indirect Taxes based upon or related to gross receipts, sales, production, use or income, the amount of any such Taxes shall be determined as if such Straddle Period ended immediately before the Closing Date (provided, however that exemptions, allowances or deductions that are calculated on an annual basis will be apportioned between the portion of such Straddle Period that ends on the Closing Date and the remainder of such Straddle Period on a daily basis).

(e)	The Purchaser Parties and the Vendor shall cooperate with each other as and to the extent reasonably requested by the other Party in connection with Tax matters relating to the Corporation or the transactions contemplated by this Agreement, including: (i) the preparation and filing of any Tax Returns (including any extensions thereto); (ii) the examination of Tax Returns; (iii) any audit, administrative or judicial proceeding with respect to Taxes assessed or proposed to be assessed; and (iv) any claim for indemnification with respect to Taxes made pursuant to Article 8.

(f)	Such cooperation will include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information with respect to any Tax proceeding and explanation of any material provided under this Agreement.

(g)	Each Party shall notify the other Parties in writing promptly (and in any event, no later than 15 days after receipt of such notice of audit or other proceeding) following receipt of any notice of audit or other proceeding relating to any Tax Return filed with respect to the Corporation or the Vendor for any Pre-Closing Tax Period or a Straddle Period. The Purchaser shall have the right to control (at its sole expense) any and all audits or other proceedings relating to any Straddle Period Return or any income Tax Return filed with respect to the Corporation for any tax period ending on or before the Closing Date.

(h)	The Vendor shall ensure that as of the Closing Date, the Corporation is in possession of all books and records relating to Tax matters pertinent to the Corporation relating to any pre-Closing Date tax period. For a period of three years after the Closing Date, the Purchaser will retain such books and records of the Corporation in a manner reasonably consistent with prior practice of the Corporation. Upon reasonable notice from the Vendor with a proper business purpose, the Purchaser will afford a Representative of the requesting Vendor reasonable access (including the right to make, at the Vendor's expense, photocopies) to such books and records during normal business hours, and the Purchaser may have a Representative present during such period of access.

(i)	The Purchaser and the Corporation will, upon reasonable request of the Vendor, use all reasonable commercial efforts to take any steps, including obtaining any certificate or other document from, or effect any filing with, any Governmental Authority, as may be considered desirable to mitigate, reduce or eliminate any Taxes that could be imposed on the Corporation and that could reasonably give rise to a right of indemnity to the Purchaser.

(j)	The Purchaser covenants that it will not and will not cause or permit the Corporation to, in respect of a Pre-Closing Tax Period, take any action on or after Closing, make any election or make or change any Tax election, amend any Tax Return or take any position on any Tax Return, that results in any materially increased liability for Pre-Closing Taxes for which the Vendor would be required to indemnify the Purchaser.

(k)	The Purchaser shall promptly pay to the Vendors any refund or credit of Tax received by the Corporation from a Governmental Authority where such refund or credit is on account of Tax paid by, or credited to, the Corporation for any Pre-Closing Tax Period, plus any interest received with respect thereto (net of any Tax liability with respect to such refund, credit or interest). For greater certainty, the obligation to make a payment hereunder extends to any amount credited or reduced from a Tax liability of the Corporation by a Governmental Authority where such credit or reduction is in lieu of a refund of Tax paid by, or credited to, the Corporation for any Pre-Closing Tax Period. Any payments pursuant to this Section 6.5(k) will be treated as an adjustment to the Purchase Price for tax purposes.

(l)	At the request of the Vendor and provided that the contents of the Tax election are satisfactory to the Purchaser, acting reasonably, the Purchaser agrees to duly and timely make and file any Tax elections or amended Tax elections in prescribed or other acceptable form and within the prescribed time limits so as to ensure that no amount in respect of a non-solicitation agreement, a non-competition agreement or the VTB Note will be required to be included in the income of a particular Vendor pursuant to section 56.4 of the Tax Act (and the corresponding provisions of any applicable Law of any province or territory of Canada).

6.6	Delivery of Amendments

Until the VTB Note has been repaid in full, the Purchaser Parties shall promptly deliver to the Vendor copies of any amendment, waiver, modification or replacement to any Financing Document.

6.7	[Redacted – Commercially Sensitive Information]

6.8	Survival

All covenants and other agreements of the Parties contained in this Agreement that are to be performed in whole or in part after the Closing shall survive the Closing and shall continue in full force and effect in accordance with their terms. For greater certainty, all covenants of the Purchaser Parties relating to the [Redacted – Confidential Information], the VTB Note, the Pledge Agreement, the Acquisition Financing or the Financing Documents shall survive until the VTB Note has been repaid in full.

Article 7
CLOSING PROCESS AND DELIVERABLES

7.1	Pre-Closing Reorganization

Prior to the Closing, the Vendor has caused, at its sole cost and expense, the Corporation to effect the disposal, distribution, transfer or similar action, of the Excluded Assets from the Corporation, in each case in accordance with the steps and provisions set out in Section 7.1 of the Disclosure Letter (collectively, the "Pre-Closing Reorganization"). The Pre-Closing Reorganization was completed in compliance with all applicable Law and in compliance with the constating documents of the Corporation and pursuant to the steps and provisions set out in Section 7.1 of the Disclosure Letter. Neither the Pre-Closing Reorganization nor any other reorganization or transaction hereunder impairs, alters or limits in anyway the ability of the Corporation to conduct the Business after Closing as the Business is currently conducted by the Corporation. The Purchaser acknowledges approving the Pre-Closing Reorganization prior to it having been effected. For greater certainty, those employees of the Corporation who will be offered employment with the Vendor or an Affiliate thereof pursuant to the Pre-Closing Reorganization, who will cease to be employed by the Corporation following the completion of the Pre-Closing Reorganization, as set out in Section 3.31 of the Disclosure Letter ("Transitioning BrandCo Personnel"): (i) will remain on the Corporation’s payroll until such time as Flow Canada LLC is able to arrange it’s own payroll for the Transitioning BrandCo Personnel; and (ii) the Corporation will invoice Flow Canada LLC for the wages and employer payroll taxes for such Transitioning BrandCo Personnel. The arrangements related to the Transitioning BrandCo Personnel are reflected in the Transition Services Agreement.

7.2	Date, Time and Place of Closing

The closing of the Acquisition (the "Closing") will occur at the Closing Time by way of electronic exchange of documents on the date hereof (the "Closing Date").

7.3	Closing Conditions and Deliverables

(a)	At or before the Closing Time, the Vendor shall execute and deliver, or cause to be executed and delivered, to the Purchaser Parties the following in form and substance satisfactory to the Purchaser Parties, acting reasonably:

(i)	share certificates representing the Purchased Shares accompanied with duly executed share transfer forms or duly issued share certificates representing the Purchased Shares in the name of the Purchaser, in either case, together with security registers evidencing that the Purchaser is the sole holder of the Purchased Shares;

(ii)	certified copies of: (A) the articles, by-laws and other constating documents of the Corporation; and (B) all necessary director and shareholder resolutions, authorizations and proceedings of the Vendor and the Corporation that are required to be taken or obtained to permit the valid transfer and registration of the Purchased Shares to and in the name of the Purchaser and the completion of such other transactions contemplated by this Agreement and the Ancillary Agreements, as applicable;

(iii)	a certificate of status, compliance, good standing or like certificate with respect to the Corporation issued by the appropriate government official of the jurisdiction of its formation;

(iv)	the Ancillary Agreements;

(v)	the minute book and corporate seal (if any) of the Corporation and all other books and records of, or documents relating to, the Corporation, the Assets and the Business including all accounting and tax records, returns, forms and elections and relevant working papers and files and data in the possession of the Vendor or any other Third Party on behalf of the Corporation or the Vendor, in each case, pursuant to the RVO Transaction, that were not previously delivered to the Purchaser Parties;

(vi)	a receipt of the Vendor acknowledging receipt of the Cash Consideration;

(vii)	all Required Consents and Required Authorizations;

(viii)	evidence of discharge of all Encumbrances (other than Permitted Encumbrances);

(ix)	evidence of the completion of the Pre-Closing Reorganization; and

(x)	such other documents or items that are customary in similar transactions to those described in this Agreement or that may be requested by Purchaser's Counsel.

(b)	At or before the Closing Time, the Purchaser Parties shall execute and deliver, or cause to be executed and delivered to the Vendor the following in form and substance satisfactory to the Vendor, acting reasonably:

(i)	certified copies of: (A) the articles, by-laws and other constating documents of each Purchaser Party; and (B) all necessary director and shareholder resolutions of the directors of the Purchaser or the Purchaser Parent, as may be required in order to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, as applicable, by the Purchaser and the Purchaser Parent;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to each Purchaser Party issued by the appropriate government official of the jurisdiction of its formation;

(iii)	the Ancillary Agreements;

(iv)	share certificates representing the Pledgeco Shares accompanied with share transfer power(s) duly executed in blank, together with security registers evidencing that the Purchaser Parent is the sole holder of Pledgeco Shares;

(v)	true, correct and complete copies of all the Financing Documents to the Vendor, and the terms of the Financing Documents shall not differ in any material respect adverse to the Vendor from the drafts delivered prior to the date hereof;

(vi)	the Cash Consideration as contemplated by Section 2.3; and

(vii)	such other documents or items that are customary in similar transactions to those described in this Agreement or that may be requested by Vendor's Counsel.

Article 8
INDEMNIFICATION

8.1	Indemnity by the Vendor

(a)	The Vendor agrees to indemnify and hold harmless the Purchaser's Indemnified Parties from and against any Losses incurred or suffered by the Purchaser's Indemnified Parties, directly or indirectly, as a result of, in respect of or arising out of:

(i)	any breach or failure to perform or fulfill any covenant or obligation on the part of the Vendor contained in this Agreement;

(ii)	any misrepresentation, inaccuracy or breach of any representation or warranty made by the Vendor in this Agreement;

(iii)	any Taxes arising as a result of, or in connection with, the Pre-Closing Reorganization, and any other Taxes of the Corporation for any period ending on or before the Closing Date;

(iv)	any Indebtedness or other Liabilities of the Corporation outstanding as of the Closing Time to the extent not taken into account in the Purchase Price;

(v)	the Pre-Closing Reorganization or any Liabilities relating to the Excluded Assets, including, for the avoidance of doubt, all termination, severance, retirement, retention, bonus, change-of-control or similar payments or other payment or entitlement to any current or former employee, director, officer or contractor for which the Corporation becomes liable as a result of the Pre-Closing Reorganization;

(vi)	any Claim arising out of or relating to any litigation in respect of the Matter;

(vii)	any Third Party Claim instituted after the Closing Time to the extent arising from facts, events or omissions that occurred during the period from the RVO Date up to, but not after, the Closing Time, provided that such Third Party Claim does not arise from: (A) the operation of the Business by, or any act or omission of, any Purchaser Party after the Closing Time; or (B) any matter otherwise indemnifiable pursuant to Sections 8.1(a)(i) to 8.1(a)(v) or Section 8.1(a)(viii), which shall be governed exclusively by those provisions; and

(viii)	any Third Party Claim instituted after the Closing Time to the extent arising from facts, events or omissions that occurred during the period prior to the RVO Date, whether or not known to any of the Parties at the Closing Time, provided that (A) such Third Party Claim shall be indemnifiable under this Section 8.1(a)(viii) only to the extent that such Third Party Claim is not barred, released, stayed, extinguished or otherwise rendered unenforceable against the Business or the Purchased Shares by the RVO Order, and (B) the Purchaser shall use commercially reasonable efforts to avail itself of, and not waive, the protections afforded by the RVO Order in respect of such Third Party Claim, and provided further that such Third Party Claim does not arise from: (I) the operation of the Business by, or any act or omission of, any Purchaser Party after the Closing Time; and (II) any matter otherwise indemnifiable pursuant to Sections 8.1(a)(i) to 8.1(a)(vii), which shall be governed exclusively by those provisions.

(b)	The obligations of indemnification by the Vendor pursuant to Section 8.1(a) will be subject to the following:

(i)	the provisions of Section 5.1 with respect to the survival of the representations and warranties by the Vendor; and

(ii)	the provisions of Section 8.3 through to Section 8.9.

8.2	Indemnity by the Purchaser Parties

(a)	The Purchaser Parties severally and jointly agree to indemnify and hold harmless the Vendor's Indemnified Parties from and against any Losses incurred or suffered by the Vendor's Indemnified Parties, directly or indirectly, as a result of, in respect of or arising out of:

(i)	any breach or failure to perform or fulfill any covenant or obligation on the part of the Purchaser Parties contained in this Agreement;

(ii)	any misrepresentation, inaccuracy or breach of any representation or warranty made by the Purchaser Parties in this Agreement; and

(iii)	the reasonable and documented costs and expenses incurred by the Vendor in enforcing its rights and remedies under the VTB Note, the Pledge Agreement and/or the Limited Recourse Guarantee following a default thereunder.

(b)	The obligations of indemnification by the Purchaser Parties pursuant to Section 8.2(a) will be subject to the following:

(i)	the provisions of Section 5.2 with respect to the survival of the representations and warranties by the Purchaser Parties; and

(ii)	the provisions of Section 8.3 through to Section 8.9.

8.3	Limitations to Indemnity

(a)	Subject to Section 8.3(b):

(i)	no claim may be made against an Indemnifying Party until the aggregate of all Losses exceeds [Redacted – Commercially Sensitive Information], in which event the Indemnifying Party shall be required to pay or be liable for the entire amount of such claims (subject to the provisions of this Article 8) including the first [Redacted – Commercially Sensitive Information]; and

(ii)	the maximum, combined liability of the Indemnifying Party under this Agreement in respect of claims that are subject to Section 8.3(a) will be limited to [Redacted – Commercially Sensitive Information]; provided that the maximum liability of the Vendor in respect of claims for indemnification made pursuant to Section 8.1(a)(viii) shall be limited to [Redacted – Commercially Sensitive Information] and no such claims may be made more than one year following the Closing Date.

(b)	Section 8.3(a) will not apply with respect to:

(i)	any claim for indemnification made pursuant to Section 8.1(a)(v);

(ii)	any claim arising from a breach of any covenant contained in this Agreement;

(iii)	a breach of any of the Vendor Fundamental Representations and Warranties or the Tax Representations and Warranties;

(iv)	a breach of any Purchaser Parties' Fundamental Representations and Warranties; or

(v)	fraud or fraudulent misrepresentation, intentional misrepresentation, willful misconduct, or criminal conduct with respect to any representation or warranty in this Agreement,

none of which shall be limited by any threshold or liability cap set out in Section 8.3(a); provided, however, that the maximum aggregate liability of any Party in respect of all such claims (other than fraud) shall not exceed an amount equal to the Purchase Price.

8.4	Other Limitations on Liability

No Party will have any liability to any Indemnified Party to the extent of:

(a)	any insurance proceeds actually received by such Indemnified Party with respect to such damages, net of any deductible and costs of collection and any increase in the annual insurance premium of said insurance policies for any subsequent period resulting from the filing and collection of such insurance claim; or

(b)	any net tax benefit actually obtained in the year the damages are incurred or in the immediately succeeding taxation year by the Indemnified Party as a result of the damages giving rise to the claim under this Agreement.

8.5	Notification of Indemnity Claims

(a)	If an Indemnified Party has a Direct Claim against an Indemnifying Party, the Indemnified Party must give prompt written notice of the Direct Claim to the Indemnifying Party.

(b)	If a Third Party Claim is made against an Indemnified Party, the Indemnified Party must give prompt written notice of the Third Party Claim to the Indemnifying Party. The notice must specify (to the extent the information is available): (i) the basis for the Third Party Claim; (ii) the party making the Third Party Claim; and (iii) the estimated amount of the Loss.

(c)	The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except only to the extent that rights or defences of the Indemnifying Party are prejudiced by such delay/failure.

(d)	Upon receipt of a notice described in this Section 8.5 by an Indemnifying Party, the provisions of Section 8.6 will apply to any Direct Claim and the provisions of Section 8.7 will apply to any Third Party Claim.

(e)	In respect of any claim notice concerning Taxes, the Purchaser shall deliver with its claim notice a copy of any assessment, reassessment, notice of confirmation thereof, proposal to assess or reassess, appeal or notification of a similar proceeding, together with all correspondence related to such documents.

(f)	No claim may be made against the Vendor pursuant to Section 8.1(a)(iii) or in respect of a breach of any of the Tax Representations and Warranties or any claim in respect of Taxes, unless a notice is delivered by the Purchaser at any time before the date that is 60 days after the relevant Governmental Authority is no longer entitled to assess or reassess the Corporation in respect of the Taxes in question, having regard to: (i) any waiver given by an Acquired Company before the Closing Date in respect of such Taxes; and (ii) any entitlement of a Governmental Authority to assess or reassess the Corporation without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or wilful default.

8.6	Indemnification Procedure for Direct Claims

(a)	The Indemnifying Party will have 30 days from the receipt of notice of a Direct Claim to investigate the Direct Claim. For the purpose of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim as well as any information that the Indemnifying Party may reasonably request.

(b)	If the Parties agree as to the validity and amount of the Direct Claim on or prior to the expiration of such 30-day period (or any extension of such period agreed to by the Parties), the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Direct Claim. If the Parties do not agree within such 30-day period (or any extension of such period agreed to by the Parties), the Parties agree that the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party subject to the provisions of this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 30-day period specified in Section 8.6(a), the Indemnifying Party will be deemed to have agreed to the validity and amount of the Direct Claim and shall promptly pay such amount to the Indemnified Party.

8.7	Indemnification Procedure for Third Party Claims

(a)	The Indemnifying Party may, by written notice given to the Indemnified Party not later than 30 days after receipt of the notice described in Section 8.5, assume control of the defence, compromise or settlement of the Third Party Claim so long as:

(i)	the Indemnified Party has at all times the right to fully participate in the defence at its own cost and expense (except the Indemnifying Party must reimburse the Indemnified Party for all Losses incurred by the Indemnified Party in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim);

(ii)	the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party;

(iii)	the Third Party Claim is not made or asserted by a supplier or customer of the Corporation;

(iv)	the Indemnified Party determines in good faith that joint representation would not create a conflict of interest or be inappropriate where the Indemnifying Party is also a party to the Third Party Claim; and

(v)	settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the judgment of the Indemnified Party likely to have an adverse effect on the Indemnified Party's Tax liability or its continuing business interests.

(b)	If the Indemnifying Party assumes the defence of a Third Party Claim, the Indemnifying Party must:

(i)	retain counsel satisfactory to the Indemnified Party, acting reasonably;

(ii)	actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole cost and expense;

(iii)	keep the Indemnified Party fully advised with respect to the status of the Third Party Claim (including providing copies of all relevant documents promptly as they become available and giving access to all records and files relating to the defense of the Third Party Claim) and must arrange for its counsel to inform the Indemnified Party on a regular basis of the status of the Third Party Claim; and

(iv)	not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless consented to in writing by the Indemnified Party (which consent may not be unreasonably or arbitrarily withheld or delayed).

(c)	So long as all of the conditions specified in Section 8.7(a) are satisfied and the Indemnifying Party is not in breach of any of its other obligations under this Section 8.7, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party and use commercially reasonable efforts to make available to the Indemnifying Party all relevant information in its possession or under its control (provided that it does not cause either of them to breach any confidentiality obligations) and shall take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary to enable the Indemnifying Party to conduct such defence so long as:

(i)	no admission of fault may be made by or on behalf of the Purchaser Parties or any Purchaser's Indemnified Party without the prior written consent of the Purchaser Parties;

(ii)	no admission of fault may be made by or on behalf of the Vendor or any Vendor's Indemnified Party without the prior written consent of such Person;

(iii)	a Representative of the Indemnified Party is not obligated to take any measures which, in the reasonable opinion of its legal counsel, could be prejudicial or unfavourable to the Indemnified Party; and

(iv)	the Indemnified Party receives, as part of any compromise or settlement, a legally binding and enforceable unconditional release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or Liabilities it may have with respect to the Third Party Claim.

(d)	If the Indemnifying Party does not assume the defence of a Third Party Claim because: (i) it is not entitled to under Section 8.7(a); (ii) it has not elected to assume the defence of a Third Party Claim or fails to give notice to the Indemnified Party as specified in Section 8.7(a); or (iii) it is not in compliance, in the opinion of the Indemnified Party acting reasonably, with any of the conditions listed in Section 8.7(b), the Indemnified Party has the right to assume the defence, compromise or settlement of the Third Party Claim and retain counsel in its sole discretion at the Indemnifying Party's sole cost and expense.

(e)	Any settlement or other final determination of the Third Party Claim pursuant to Section 8.7(c) will be binding upon the Indemnifying Party. The Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate fully with the Indemnified Party and use commercially reasonable efforts to make available to the Indemnified Party all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnified Party, necessary to enable the Indemnified Party to conduct the defence. The Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for Losses incurred defending against the Third Party Claim, and shall remain responsible for any Loss the Indemnified Party may suffer resulting from, arising out of, or relating to, the Third Party Claim to the fullest extent provided in this Article 8.

8.8	Tax Treatment

(a)	In determining the amount of any payment made under this Article 8, such payment shall be increased (or decreased) to take into account any net Tax cost (or any net Tax benefit actually realized as a cash Tax reduction or as a cash Tax refund in the taxation year in which the indemnity payment is received or in any preceding taxation year) incurred (or enjoyed) by the Indemnified Party as a result of the matter giving rise to such payment and the receipt of a payment hereunder. For greater certainty, any net Tax cost shall include any further cost resulting from any such increased payment.

(b)	All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

8.9	Limitation Periods

Notwithstanding any other provision of this Agreement, the commencement of any action in a court of law in respect of an indemnity claim under Article 8 will be subject to the limitation periods provided under the Limitations Act, 2002 (Ontario), provided that the Parties agree that the limitation periods therein provided will be extended to the latest date permitted pursuant to the Limitations Act, 2002 (Ontario) with the Parties' agreement. For greater certainty, nothing in this Section shall extend, modify or revive any survival period expressly set out in this Agreement. The limitation periods under the Limitations Act, 2002 (Ontario) apply only to actions commenced within the applicable contractual survival periods.

8.10	Agency for Non-Parties

Notwithstanding Section 9.13 (Third-Party Beneficiaries), each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party's Indemnified Parties on behalf of each such Indemnified Party.

Article 9
GENERAL PROVISIONS

9.1	Announcements

No public announcement or press release relating to this Agreement or the Acquisition will be made by any Party without the prior and joint approval of the other Parties as to the content, timing and manner of such public announcement or press release unless such public announcement or press release is required by Law, in which case the disclosing party shall use commercially reasonable efforts to provide prior notice to the other Parties and an opportunity for the other Parties to review and comment on the content, timing, manner and extent of disclosure.

9.2	Further Assurances

At all times after the Closing Date, each Party, at its expense, shall promptly execute and deliver all such documents, including additional conveyances, instruments, transfers, consents and other assurances, and do all such other acts and things as the other Parties, acting reasonably, may from time to time request be executed, delivered or done, in order to better evidence, perfect or give effect to any provision of this Agreement or other document delivered pursuant to this Agreement or any of the respective obligations created or intended to be created by this Agreement.

9.3	Governing Law

This Agreement, and to the extent no choice of law is specified therein, the Ancillary Agreements and any documents delivered in connection with this Agreement, will be governed by and construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.4	Dispute Resolution and Submission to Jurisdiction

If any controversy, action, proceeding or dispute (a "Dispute") arises under or with respect to this Agreement, the Ancillary Agreements (to the extent no choice of law is specified therein) or any transactions contemplated by this Agreement, the Dispute must be brought in the Ontario Superior Court or another court of competent jurisdiction in the Province of Ontario, and each Party irrevocably submits and agrees to attorn to the exclusive jurisdiction of the Ontario court. The Parties irrevocably and unconditionally waive any objection to the venue of any Dispute in that court and irrevocably waive and agree not to plead or claim in that court that such Dispute has been brought in a forum lacking jurisdiction or an inconvenient forum.

9.5	Time of the Essence

Time is of the essence in the performance of the Parties' respective obligations under this Agreement.

9.6	Exclusive Remedy; Limited Exceptions

Except for (a) claims arising from fraud or wilful misconduct, (b) a Party's right to seek specific performance or other equitable relief in respect of covenants expressly stated to be enforceable by such remedies, or (c) the Vendor's rights and remedies under the VTB Note, the Pledge Agreement, the Limited Recourse Guarantee or any other Ancillary Agreement relating to the enforcement, realization or collection of the VTB Note or the Vendor's security (collectively, the "Vendor's Financing Enforcement Rights"), the indemnification provisions in Article 8 constitute the sole and exclusive monetary remedy of the Parties for any breach of this Agreement or otherwise relating to the transactions contemplated hereby. For certainty: (i) the Parties hereby waive all other rights and remedies, whether at law or in equity, including any right to commence any action in tort (including negligence or negligent misrepresentation), except as expressly provided in this Agreement or any Ancillary Agreement; and (ii) no indemnity claim or set-off asserted by any Purchaser Party under this Agreement shall prejudice, limit or impair the Vendor's Financing Enforcement Rights, including its rights to enforce, realize upon or collect under the VTB Note, the Pledge Agreement or the Limited Recourse Guarantee, notwithstanding any reduction in the outstanding principal or value of the VTB Note resulting from any such set-off or indemnity claim, and any such set-off is subject to the limitations in Section 9.11.

9.7	No Refund or Restitution Upon Enforcement of Security

The Purchaser acknowledges and agrees that, notwithstanding any provision of this Agreement, the VTB Note or any applicable Law:

(a)	if the Vendor enforces the VTB Note, the Pledge Agreement, the Limited Recourse Guarantee or any other security granted in connection therewith (including taking possession or ownership of the Purchased Shares), the Vendor shall have no obligation to refund, repay or return any portion of the cash consideration paid at Closing, nor shall the Purchaser or any Purchaser Party have any claim or right of set-off, restitution or unjust enrichment in respect of such amounts; and

(b)	the exercise by the Vendor of any rights or remedies under the VTB Note, the Pledge Agreement, the Limited Recourse Guarantee or any Ancillary Agreement shall not prejudice, limit or restrict the Vendor's rights or remedies under this Agreement, including in respect of any breach of covenant by the Purchaser Parties.

For greater certainty, the Parties acknowledge and agree that:

(a)	the return or transfer of the Purchased Shares to the Vendor upon enforcement of the Pledge Agreement constitutes a contractual remedy only, and does not alter, adjust or unwind the Purchase Price;

(b)	nothing in this Agreement restricts the Vendor from concurrently pursuing (A) its security remedies under the VTB Note and the Pledge Agreement, and (B) any remedies available under this Agreement for breach of covenant, each of which may be pursued independently; and

(c)	except as expressly provided in this Agreement, the Vendor shall not be required to make any payment or perform any obligation as a consequence of exercising such remedies.

9.8	Notices

(a)	Method of Giving Notice. Any notice, consent, determination or other communication required or permitted to be given under this Agreement (a "Notice") must be in writing and sent in one of the following ways to the applicable address set out below:

(i)	delivered personally to the applicable Party during normal business hours at the address set out below (a Notice so given will be deemed to be received by the addressee when actually delivered);

(ii)	if an email address is provided in Section 9.8(b), sent by electronic transmission to the email address to the applicable Party set out below (a Notice so given will be deemed to be received by the addressee on the day of transmission if it is a Business Day and the Notice was transmitted prior to 5:00 p.m. (recipient time) on such day, or if later, the following Business Day); or

(iii)	delivered by a prepaid courier service at the address set out below (a Notice so given will be deemed to be received by the addressee when actually delivered).

(b)	Addresses for Notice. The addresses of the Parties are as follows:

(i)	in the case of the Vendor:

RI Flow Sub LLC

c/o Rucker Investments LLC

500 Cummings Center, Suite 6050

Beverly, MA 01915

Attention:	Legal Department

Email:	[Redacted – Personal Information]

and with a copy, which does not constitute Notice, to:

Miller Thomson LLP

40 King Street West, Suite 6600
Toronto, Ontario
M5H 3S1

Attention:	Florind Polo

Email:	fpolo@millerthomson.com

in the case of the Purchaser Parties:

Cizzle Brands Corporation

35 McCleary Court, Unit 21

Concord, Ontario

L4K 3Y9

Attention:	[Redacted – Personal Information]

Email:	[Redacted – Personal Information]

and with a copy, which does not constitute Notice, to:

Bennett Jones LLP

Suite 3400

1 First Canadian Place

P.O. Box 130

Toronto, Ontario

M5X 1A4

Attention:	Aaron Sonshine

Email:	sonshinea@bennettjones.com

(c)	Change of Address. Any Party may from time to time change its address under this Section 9.8(b) by giving notice to all other Parties in the manner provided by this Section 9.8(b).

9.9	Counterparts and Electronic Signatures

This Agreement may be executed and delivered in counterparts and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission, including electronic signatures or DocuSign, will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.10	Expenses

Except as otherwise expressly provided in this Agreement or otherwise agreed upon in writing by the Parties, each Party will be responsible for all costs and expenses it incurs (including the fees and disbursements of its legal counsel, investment advisers, brokers, accountants and other professional advisers) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated by them, whether or not the transactions contemplated by this Agreement are consummated. For clarity, the Corporation will not be responsible for any expenses incurred by the Vendor in connection with this Agreement or the transactions contemplated by them.

9.11	Set-Off

The Vendor agrees that any amounts finally determined to be owing by the Vendor to a Purchaser Party under this Agreement, whether (i) agreed in writing by the Vendor, or (ii) determined in accordance with the indemnification procedures in Article 8 (including any judgment of a court of competent jurisdiction), may, at the option of the Purchaser Parties, be satisfied by way of set-off against the obligations owing by any of the Purchaser Parties to the Vendor under or by virtue of the VTB Note subject to a maximum set-off amount of [Redacted – Commercially Sensitive Information], and the Vendor hereby consents to such set-off; provided, however, that (i) no actual or alleged indemnity claim, whether pending, unresolved, disputed, contingent or otherwise, shall defer, postpone, reduce, limit or excuse the Purchaser Parties' obligation to make any payment when due under the VTB Note, nor restrict, delay or estop the Vendor from exercising any rights or remedies under the VTB Note, the Pledge Agreement or the Limited Recourse Guarantee (including the right to accelerate or enforce upon the Purchased Shares), (ii) any set-off exercised by a Purchaser Party shall operate solely as between the Parties for payment purposes and shall not diminish, impair or otherwise prejudice the Vendor's security interest or enforcement rights under the Pledge Agreement, all of which shall be determined as if no such set-off had occurred, and (iii) for greater certainty, the amount of the "Obligations" secured by the Pledge Agreement shall be calculated without regard to any set-off, and the Vendor shall remain entitled to enforce its security for the full amount of such Obligations notwithstanding any set-off asserted by a Purchaser Party. No pending, unresolved, or disputed indemnity claim shall defer, postpone, reduce, suspend or otherwise affect any obligation to make payment under the VTB Note when due, nor shall it limit the Vendor's ability to enforce any security (including the Pledge Agreement) upon a default under the VTB Note.

9.12	Successors and Assigns

This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors, permitted assigns, heirs, administrators and legal representatives. The rights and obligations of the Vendor under this Agreement may not be assigned or transferred without the prior written consent of the Purchaser Parties. The rights and obligations of the Purchaser Parties under this Agreement may not be assigned or transferred prior to Closing without the prior written consent of the Vendor, except that the Purchaser Parties may assign their respective rights and obligations under this Agreement to an Affiliate of the Purchaser Parties, to a lender or lenders as security for obligations owed to a lender or lenders without the consent of the Vendor, or to any Person that acquires all or substantially all of the property and assets of a Purchaser Party or acquires a majority of a Purchaser Party's issued and outstanding voting securities, whether by way of amalgamation, merger or otherwise.

9.13	Third-Party Beneficiaries

Except as specifically provided in Section 8.10 (Agency for Non-Parties), nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and, as applicable, their respective successors, permitted assigns, heirs, administrators and legal representatives, any rights, remedies, obligations or Liabilities under or by reason of this Agreement. The consent of an Indemnified Party is not required for any amendment or waiver of, or other modification to, this Agreement or any Ancillary Agreement, including any rights of indemnification to which such Person may be entitled.

9.14	No Recourse Against Non-Parties

No past, present or future director, officer, employee, shareholder, member, partner, manager, Affiliate or Representative of the Vendor shall have any liability under this Agreement, and all claims shall be made solely against the Vendor. No past, present or future director, officer, employee, shareholder, member, partner, manager, Affiliate or Representative of either Purchaser Party shall have any liability under this Agreement, and all claims shall be made solely against the Purchaser Parties.

9.15	Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written or express or implied, with respect to the subject matter of this Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

9.16	Waiver

No waiver of any default, breach or non-compliance under this Agreement will be effective unless in writing and signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Parties. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

9.17	Amendments

No modification or amendment to this Agreement may be made unless agreed to by the Parties in writing.

9.18	Severability

If any arbitrator or court of competent jurisdiction determines any provision of this Agreement or portion thereof to be illegal, invalid or unenforceable that provision or portion thereof will be severed from this Agreement without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.19	Independent Advice

The Parties acknowledge and confirm that they have been independently advised by legal counsel and tax advisors in respect of the provisions of this Agreement prior to executing the Agreement, and that they have negotiated the provisions hereof with equal bargaining power.

9.20	Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties and other provisions contained in this Agreement will not merge on but will survive Closing. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

RI FLOW SUB LLC
Per:	(signed) "Clifford Rucker"
	Name:	Clifford Rucker
	Title:	Manager

CIZZLE BRANDS ACQUISITION INC.
Per:	(signed) "John Celenza"
	Name:	John Celenza
	Title:	Chief Executive Officer

CIZZLE BRANDS CORPORATION

Per:	(signed) "John Celenza"
	Name:	John Celenza
	Title:	Chief Executive Officer

[Signature Page to SPA]